Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

APEX TECHNOLOGY ACQUISITION CORP.,

ATHENA TECHNOLOGY MERGER SUB, INC.,

ATHENA TECHNOLOGY MERGER SUB 2, LLC,

and

AVEPOINT, INC.

Dated as of November 23, 2020

i

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Lock-Up Agreement
EXHIBIT C	Form of Sponsor Insider Side Letter
EXHIBIT D	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company
EXHIBIT E	Form of Board Observer Letter
EXHIBIT F	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT G	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT H	Form of Amended and Restated Operating Agreement of Surviving Entity
EXHIBIT I	Form of Apex Amended and Restated Certificate of Incorporation
EXHIBIT J	Form of Apex Amended and Restated Bylaws
EXHIBIT K	Directors and Officers of the Surviving Corporation, Surviving Entity and Apex

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Named Executives
SCHEDULE D	Specified Options
SCHEDULE E	Company Employment Agreement Executives

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 23, 2020 (this “Agreement”), by and among Apex Technology Acquisition Corp., a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and AvePoint, Inc., a Delaware corporation (the “Company”).

WHEREAS, each Merger Sub is a wholly owned direct subsidiary of Apex;

WHEREAS, upon the terms and subject to the conditions of this Agreement, (a) in accordance with the General Corporation Law of the State of Delaware, Subchapter XV (the “DGCL”), Apex and the Company will enter into a business combination transaction pursuant to which First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Apex, subject to the conditions set forth herein, and (b) in accordance with the Limited Liability Company Act of the State of Delaware, Subchapter XVIII (the “DLLCA”), promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Apex, subject to the conditions set forth herein;

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (a) the First Merger, the Second Merger and the Named Executive Transactions (as defined herein), taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (a) and (b), the “Intended Tax-Free Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the stockholders of the Company;

WHEREAS, the Board of Directors of Apex (the “Apex Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Amount to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Apex;

WHEREAS, the Board of Directors of First Merger Sub (the “First Merger Sub Board”) has (a) determined that the First Merger is fair to, and in the best interests of, First Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the First Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the First Merger by the sole stockholder of First Merger Sub;

WHEREAS, Apex, in its capacity as the sole member and manager of Second Merger Sub has (a) determined that the Second Merger is fair to, and in the best interests of, Second Merger Sub and its sole member and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) approved the adoption of this Agreement and the Second Merger;

WHEREAS, Apex, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Apex Technology Sponsor LLC (the “Sponsor”) shall enter into a Sponsor Support Agreement (the “Sponsor Support Agreement”) providing that, among other things, the Sponsor will (i) vote its shares of Apex Common Stock in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement, and (ii) place into escrow certain shares of Apex Common Stock held by Sponsor, the release of which shall be contingent upon certain events and conditions, all as set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Closing, Apex, certain Key Company Stockholders and the parties to the Registration Rights Agreement shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, certain Key Company Stockholders shall enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit B;

WHEREAS, concurrently with the execution and delivery of this Agreement, Jeff Epstein and Brad Koenig shall enter into separate side letter agreements, substantially in the form attached hereto as Exhibit C;

WHEREAS, Apex, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Apex Common Stock at a purchase price of $10.00 per share in one or more private placement transactions for an aggregate purchase price equal to the PIPE Commitment identified herein, such purchases to be consummated prior to or substantially concurrently with the Closing (the “Private Placements”), to be consummated concurrently with the consummation of the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, each Named Executive is entering into an agreement with Apex and the Company (the “Named Executive Equity Agreement”) pursuant to which such Named Executive has agreed that on the Closing Date and immediately prior to the Effective Time, such Named Executive shall exchange the Named Executive Shares for cash and shares of Apex Common Stock, in accordance with the terms of the Named Executive Equity Agreement (collectively, the “Named Executive Transactions”);

WHEREAS, the Company and its requisite stockholders have adopted and approved a certificate of amendment to the Company Certificate of Incorporation in the form attached hereto as Exhibit D (the “Company Certificate of Amendment”) and the Company will cause such certificate of amendment to be filed with the Delaware Secretary of State on the date of this Agreement.

WHEREAS, in connection with the Closing, Apex shall file with the Secretary of State of the State of Delaware the Amended and Restated Apex Certificate of Incorporation, pursuant to which all outstanding shares of Apex Class A Common Stock and Apex Class B Common Stock shall be converted into shares of Apex Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, further, that in no event shall the Company or any Company Subsidiaries be considered an affiliate of any portfolio company (other than the Company and Company Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company.

“Aggregate Available Cash” means the sum of (a) the Available Apex Cash, plus (b) the Company Cash.

“Aggregate Cash Amount” means the sum of (a) the Baseline Cash Amount, plus (b) the Aggregate Options Exercise Price.

“Aggregate Cash Consideration” means the sum of (a) (i) the Company Preferred Stock Cash Amount, minus (ii) the Preferred PIPE Fees plus (b) the Available Named Executive Cash Amount, plus (c) (i) the Final Cash Election Consideration, minus (ii) the Common Stockholder PIPE Fees.

“Aggregate Cash Election Amount” means the aggregate amount of Cash Election Consideration elected by all Electing Stockholders (before giving effect to any adjustment pursuant to the proviso at the end of Section 3.01(a)(ii)(y)).

“Aggregate Named Executive Cash-Settled Option Consideration” means an amount in cash equal to: (a) the product of (i) Per Share Amount, multiplied by (ii) the number of shares of Company Common Stock issuable upon exercise of the Named Executive Cash-Settled Options, minus (b) the Aggregate Named Executive Cash-Settled Options Exercise Price.

“Aggregate Named Executive Cash-Settled Options Exercise Price” means the aggregate exercise price of the Named Executive Cash-Settled Options.

“Aggregate Option Consideration” means a number of shares of Apex Common Stock equal to: (a) (i) Per Share Amount, divided by (ii) $10.00, multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of all Company Options (other than Named Executive Cash-Settled Options).

“Aggregate Option Exercise Price” means the aggregate exercise price of all Company Options.

“Aggregate Preferred Stock Consideration” means a number of shares of Apex Common Stock equal to (a) an amount equal to (i) the Company Preferred Stock Converted Shares multiplied by the Per Share Amount, minus (ii) the Company Preferred Stock Cash Amount, divided by (b) $10.00.

“Aggregate Stock Consideration” means a number of shares of Apex Common Stock equal to (a) the Aggregate Preferred Stock Consideration, plus (b) an amount equal to (i) the Named Executive Stock-Settled Shares multiplied by the Per Share Amount, divided by (ii) $10.00 plus (c) the Final Stock Election Consideration.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, and all other agreements, certificates and instruments executed and delivered by Apex, Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Apex Capital Stock” means, collectively, Apex Common Stock and Apex Preferred Stock.

“Apex Certificate of Incorporation” means the Amended and Restated Apex Certificate of Incorporation dated September 16, 2019.

“Apex Class A Common Stock” means Apex’s Class A common stock, par value $0.0001 per share, prior to the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Class B Common Stock” means Apex’s Class B common stock, par value $0.0001 per share, prior to the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Common Stock” means Apex’s common stock, par value $0.0001 per share, after the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Initial Stockholders” means the Sponsor.

“Apex IPO Financial Advisors” means Cantor Fitzgerald & Co. and William Blair.

“Apex IPO Underwriting Fees” means an aggregate of $13,500,000 of underwriting commissions and capital markets advisory fees, costs and expenses payable to the Apex IPO Financial Advisors.

“Apex Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Apex; or (b) would prevent, materially delay or materially impede the performance by Apex or Merger Subs of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Apex Material Adverse Effect pursuant to clause (a): (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Apex operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by Apex as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction (provided, that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Apex is materially disproportionately affected thereby as compared with other participants in the industry in which Apex operates.

“Apex Organizational Documents” means the Apex Certificate of Incorporation, Apex bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Apex Public Stockholder Redemption Rate” means the percentage of the Trust Fund that is actually redeemed by Apex Public Stockholders upon exercise of the Redemption Rights.

“Apex Public Stockholders” means any stockholders of Apex other than the Sponsor, Jeff Epstein, Brad Koenig or any of their respective affiliates or any stockholder of Apex pursuant to that certain Letter Agreement, dated as of September 16, 2019, by and among the Sponsor, Apex and the other stockholders named therein.

“Apex Sponsor Common Stock” means (a) Apex Class B Common Stock, prior to the filing of the Amended and Restated Apex Certificate of Incorporation and (b) Apex Common Stock upon and following the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Apex or its affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers other than any Ineligible Apex IPO Underwriting Fees, (b) Apex’s allocated share of the fees and expenses as set forth in Section 7.01(a), Section 7.12 and Section 7.13 in connection with the transactions contemplated hereby and (c) repayment of any Working Capital Loans, in each case of clauses (a) through (c) solely to the extent such fees and expenses are incurred and unpaid as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.

“Apex Units” means one share of Apex Class A Common Stock and one Apex Warrant.

“Apex Warrant Agreement” means that certain warrant agreement dated September 16, 2019 by and between Apex and Continental.

“Apex Warrants” means whole warrants to purchase shares of Apex Class A Common Stock as contemplated under the Apex Warrant Agreement, with each whole warrant exercisable for one share of Apex Class A Common Stock at an exercise price of $11.50.

“Available Apex Cash” means the total cash and cash equivalents of Apex at the Effective Time, including (a) (i) the funds remaining in the Trust Account, plus (ii) the proceeds under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, plus (iii) the proceeds with respect to any Additional Equity Amount actually purchased in accordance with this Agreement, minus (b) the sum of (i) the amount required to satisfy the Redemption Rights, plus (ii) any Taxes due on any accrued interest on the Trust Account, plus (iii) any unpaid Apex Transaction Expenses, plus (iv) any unpaid Company Transaction Expenses.

“Available Company Common Stock Cash Amount” means (a) the Company Common Stock Cash Amount, minus (b) the Company Common Stock Cash Cutback.

“Available Named Executive Cash Amount” means (a) the Named Executive Cash Amount, minus (b) the Named Executive Cash Cutback, if any, minus (c) the Named Executive PIPE Fees, if any.

“Balance Sheet Cash Amount” means $90,000,000.

“Baseline Cash Amount” means $261,026,922.09.

“Baseline Share Amount” means $1,433,660,775.

“Board Observer Agreement” means an agreement to be entered into between Apex and Brad Koenig, substantially in the form attached hereto as Exhibit E.

“Business Combination” has the meaning set forth in Article II of the Apex Certificate of Incorporation.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company Group.

“Business Day” means any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Cash Consideration Shortfall Amount” means the amount, if any, by which (a) the sum of (i) the Baseline Cash Amount plus (ii) the Balance Sheet Cash Amount, exceeds (b) the sum of (i) the Aggregate Available Cash, plus (ii) the PIPE Fees; provided, that such amount shall be deemed to be zero if it is a negative number.

“Closing Price” means, for each Trading Day, the closing price (based on such Trading Day) of shares of Apex Common Stock on the Trading Market, as reported on Nasdaq.com.

“Common Stockholder PIPE Fees” means the product of (a) the product of 4.5% multiplied by (i) the aggregate proceeds received by Apex under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, minus (ii) the Company Preferred Stock Cash Amount; provided, that, if such amount is less than zero, such amount shall be deemed to be zero, multiplied by (b) the quotient obtained by (i) the Final Cash Election Consideration, divided by (ii) the sum (x) of the Named Executive Cash Amount, minus the Named Executive Cash Cutback and (y) the Final Cash Election Consideration, rounded down to the nearest cent.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Cash” means the total cash and cash equivalents of the Company Group at the Effective Time.

“Company Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company dated December 26, 2019, as amended by the Company Certificate of Amendment.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.001 per share.

“Company Common Stock Cash Amount” means $91,026,922.09.

“Company Common Stock Cash Cutback” means an amount in cash equal to (a) the Cash Consideration Shortfall Amount, multiplied by (b) the quotient equal to (i) the Company Common Stock Cash Amount, divided by (ii) the sum of (A) the Named Executive Cash Amount, plus (B) the Company Common Stock Cash Amount, plus (C) the Balance Sheet Cash Amount, rounded to the nearest dollar.

“Company Financial Advisors” means the persons listed on Section 4.25 of the Company Disclosure Schedule.

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company or any Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Company Group Member or to which any Company Group Member otherwise has a right to use.

“Company Loan Agreement” means that certain Loan and Security Agreement, dated April 7, 2020, by and between the Company, the Guarantors party thereto and HSBC Ventures UA Inc.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect pursuant to clause (a): (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided, that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Apex has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries are as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option Plans” means the 2006 Equity Incentive Plan of the Company and the 2016 Equity Incentive Plan of the Company, in each case, as such may have been amended, supplemented or modified from time to time.

“Company Optionholders” means the holders of Company Options as of immediately prior to the Effective Time.

“Company Options” means all unexpired and unexercised options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under either Company Option Plan or otherwise.

“Company Organizational Documents” means the Company Certificate of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company Outstanding Shares” means the sum of (a) total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including the Named Executive Shares), plus (b) the number of Company Preferred Stock Converted Shares, plus (c) the number of shares of Company Common Stock issuable upon the exercise of all Company Options (other than Unvested Exchanged Options held by a Company Optionholder who does not remain in continuous service to Apex or one of its subsidiaries as of the date of the applicable Contingent Milestone).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by any Company Group Member.

“Company Preferred Stock” means the Company Series C Preferred Stock.

“Company Preferred Stock Cash Amount” means $135,000,000.

“Company Preferred Stock Converted Shares” means total number of shares of Company Common Stock that would be issuable upon the conversion of the outstanding shares of Company Preferred Stock immediately prior to the Effective Time.

“Company Privacy Policies” means each written external or internal, past or present, policy, notice, or statement of any Company Group Member concerning the privacy, security, or Processing of Personal Information.

“Company Series C Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock, in each case as of immediately prior to the Effective Time.

“Company Subsidiary Organizational Documents” means with respect to each Company Subsidiary, its certificate of formation and limited liability company agreement, in each case as amended, modified or supplemented from time to time.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by any Company Group Member (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the any Company Group Member to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of any Company Group Member as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, but in each case excluding any payments in respect of Named Executive Cash-Settled Options, (c) the Company’s allocated share of the fees and expenses as set forth in Section 7.01(a), Section 7.12 and Section 7.13 in connection with the transactions contemplated hereby and (d) repayment of loans made to the Company by any affiliate of the Company (other than a wholly-owned subsidiary of the Company), in each case of clauses (a) through (d) solely to the extent such fees and expenses are incurred and unpaid as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group or any Suppliers or customers of the Company Group or Apex or its subsidiaries (as applicable) that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Apex’s transfer agent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company intentionally to protect Company IP from misuse.

“Election Percentage” means with respect to any Electing Stockholder that has properly made and not revoked or lost an Election in accordance with Section 3.02, the percentage of cash (rounded to the nearest whole number) elected by such holder in such Election; provided, that such percentage shall not be greater than the Maximum Election Percentage.

“Eligible Apex IPO Underwriting Fees” means (a) if the Apex Public Stockholder Redemption Rate is equal to 10% or less, 100% of the Apex IPO Underwriting Fees, (b) if the Apex Public Stockholder Redemption Rate is 40% or more, none of the Apex IPO Underwriting Fees and (c) if the Apex Public Stockholder Redemption Rate is greater than 10% but equal to or less than 40%, a portion of the Apex IPO Underwriting Fees equal to (i) 40% minus the Apex Public Stockholder Redemption Rate divided by (ii) 10%.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or Company Subsidiaries, as applicable, or (b) any Environmental Law, including the alleged or actual violation thereof.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority required under Environmental Laws for the conduct of the business and activities of the Company and Company Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Per Share Amount by (b) $10.00.

“Fully Diluted Number” means the sum of (i) total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including the Named Executive Shares) plus (ii) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock Converted Shares that are outstanding immediately prior to the Effective Time, plus (iii) the number of shares of Company Common Stock issuable upon exercise of all Company Options that are outstanding immediately prior to the Effective Time.

“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement, grant, cooperative agreement, other transaction authority agreement, or other commitment of any kind between any Company Group Member, on the one hand, and any Governmental Authority or prime contractor or subcontractor to a Governmental Authority, on the other hand.

“Governmental Authority” means (a) the United States, (b) any federal, state, provincial, municipal, local or any governmental or quasi-governmental authority of any nature, (c) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, standards, regulatory or taxing authority, or (d) any subdivision, agency, department, branch, official, bureau, commission, board, court, tribunal, judicial or arbitral body or other instrumentality or authority of any of the foregoing.

“Gross Merger Consideration” means (a) the Baseline Share Amount, plus (b) the Aggregate Cash Amount.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Ineligible Apex IPO Underwriting Fees” means any Apex IPO Underwriting Fees that are not Eligible Apex IPO Underwriting Fees.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all renewals, reissues, continuations, continuations-in-part, divisionals, revisions, extensions, reexaminations, substitutions and foreign counterparts thereof and industrial property rights; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, Software, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, documentation, technical manuals, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and registrations thereof and rights to use social media accounts; (f) all other intellectual property rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means (a) all laws, regulations, and restrictive measures imposed, administered, or enforced by the U.S. government relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Arms Export Control Act (22 U.S.C. § 1778), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), customs and import laws administered by the United States Customs and Border Protection, and any other export or import controls administered by an agency of the United States government, (b) the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and (c) any other applicable laws adopted by the governments or agencies of other countries relating to the same subject matter as the United States laws and regulations described above, except to the extent inconsistent with U.S. law.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“Key Employee” means each of Xunkai Gong, Tianyi Jiang and Brian Brown.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of Apex, the actual knowledge of Jeff Epstein and Brad Koenig after reasonable inquiry.

“Laws” mean, collectively, all federal, state and local statutes, treaties, rules, regulations, directives, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leased Real Property” means the real property leased by any Company Group Member as tenant, together with, to the extent leased by any Company Group Member, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Company Group Member relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Maximum Election Percentage” means 12.68%.

“Merger Subs Organizational Documents” means (a) the certificate of incorporation and bylaws of First Merger Sub, as amended, modified or supplemented from time to time and (b) the certificate of formation and operating agreement of Second Merger Sub, as amended, modified or supplemented from time to time.

“Minimum Cash Amount” means $300,000,000.

“Named Executive Cash Amount” means an aggregate amount of $35,000,000.

“Named Executive Cash Cutback” means an amount in cash equal to: (a) the Cash Consideration Shortfall Amount, multiplied by (b) the quotient equal to (a) the Named Executive Cash Amount, divided by (b) the sum of (i) the Named Executive Cash Amount, plus (ii) the Company Common Stock Cash Amount, plus (iii) the Balance Sheet Cash Amount, rounded to the nearest dollar.

“Named Executive Cash-Settled Options” means the Vested Company Options held by the Named Executives designated as “Named Executive Cash-Settled Options” in the amounts set forth on Schedule C; provided, that if the Named Executive Cash Cutback is greater than zero, such number of Vested Company Options shall be decreased by multiplying the Named Executive Pro Rata Cutback by the number of Named Executive Cash-Settled Options, rounded down to the nearest whole number, and the Named Executive Cash-Settled Options shall refer only to such lower number, and the remaining Vested Company Options shall be assumed pursuant to Section 3.01(a)(vi).

“Named Executive Cash-Settled Shares” means the shares of Company Common Stock held by the Named Executives designated as “Named Executive Cash-Settled Shares” in the amounts set forth on Schedule C; provided, that if the Named Executive Cash Cutback is greater than zero, such number of shares of Company Common Stock shall be decreased by multiplying the Named Executive Pro Rata Cutback by the number of Named Executive Cash-Settled Shares, rounded down to the nearest whole number, and the Named Executive Cash-Settled Shares shall refer only to such lower number, and the remaining shares of Company Common Stock held by the Named Executives shall be converted into the right to receive the consideration payable pursuant to Section 3.01(a)(ii).

“Named Executive PIPE Fees” means the product of (a) the product of 4.5% multiplied by (i) the aggregate proceeds received by Apex under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, minus (ii) the Company Preferred Stock Cash Amount, provided, that, if such amount is less than zero, such amount shall be deemed to be zero, multiplied by (b) the quotient obtained by (i) the Named Executive Cash Amount, minus the Named Executive Cash Cutback divided by (ii) the sum of (x) the Named Executive Cash Amount, minus the Named Executive Cash Cutback and (y) the Final Cash Election Consideration, rounded down to the nearest cent.

“Named Executive Pro Rata Cutback” means a quotient equal to (a) the Named Executive Cash Cutback, divided by (b) the Named Executive Cash Amount.

“Named Executive Shares” means all shares of Company Common Stock held by the Named Executives.

“Named Executive Stock-Settled Shares” means the Named Executive Shares other than the Named Executive Cash-Settled Shares.

“Named Executives” means the executives of the Company and their affiliates named on Schedule C.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Amount” means (a) an amount equal to the Gross Merger Consideration, divided by (b) the Fully Diluted Number.

“Per Share Contingent Consideration” means a number of shares of Apex Common Stock equal to: (a) the applicable Contingent Consideration divided by (b) the Company Outstanding Shares.

“Per Share Preferred Cash Consideration” means (a) (i) the Company Preferred Stock Cash Amount, minus (ii) the Preferred PIPE Fees, divided by (b) the Company Preferred Stock Converted Shares, rounded down to the nearest cent.

“Per Share Preferred Stock Consideration” means a number of shares of Apex Common Stock equal to: (a) the Aggregate Preferred Stock Consideration, divided by (b) the Company Preferred Stock Converted Shares.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company and Company Subsidiaries, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means any information, in any form, that (a) is identifiable to or could reasonably be used to identify a natural person, including, to the extent the following information is identifiable or could reasonably be used to identify a natural person, a financial account number, online identifier, device identifier, IP address, online activity or usage data, location data, or biometric data, or (b) is considered “personally identifiable information,” “personal information,” or “personal data” by any Law(s) or Privacy/Data Security Law(s).

“PIPE Fees” means (a) the Preferred PIPE Fees, (b) the Named Executive PIPE Fees and (c) the Common Stockholder PIPE Fees.

“PIPE Pro Rata Share” means, with respect to an Electing Stockholder, the quotient obtained by (a) the amount of Final Cash Election Consideration payable to such Electing Stockholder (prior to any deduction for the Common Stockholder PIPE Fees), divided by (b) the aggregate amount of Final Cash Election Consideration payable to all Electing Stockholder (prior to any deduction for the Common Stockholder PIPE Fees).

“PRC Options” means all Company Options granted pursuant to a PRC Stock Option Award.

“Preferred PIPE Fees” means (a) the lesser of (i) the product of 4.5% multiplied by the Company Preferred Stock Cash Amount and (ii) the product of 4.5% multiplied by the aggregate proceeds received by Apex under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, minus (b) $2,000,000.

“Privacy/Data Security Laws” means all applicable Laws governing the privacy, security, or Processing of Personal Information, data breach and notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information (including, to the extent applicable, Payment Card Industry Security Standards), and email, text message, or telephone communications.

“Process” (and the corollary term “Processing”) means any operations or set of operations that are performed on data (including Personal Information), or on sets of data, whether or not by automated means, including collecting, storing, retrieving, deleting, or transmitting available data.

“Products” mean any products or services, developed, owned, performed, offered, marketed, out-licensed, sold, distributed or other otherwise made available by or on behalf of any Company Group Member, (i) from which any Company Group Member has derived in the three (3) years prior to the date of this Agreement, is currently deriving, or is scheduled to derive, revenue from the sale, license or provision thereof, including products or services under development, or (ii) for which any Company Group Member has an ongoing obligation to provide warranties services or other support or maintenance services.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of licensed Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of licensed Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the licensed Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software; (iv) a requirement that any other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of licensed Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of licensed Software).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Apex Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Registration Rights Agreement” means that certain registration rights agreement dated September 16, 2019 by and between Apex, Sponsor and Cantor Fitzgerald & Co.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the Environment.

“Requisite Approval” means the affirmative vote of (a) the holders of at least a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, and (b) the holders of at least a majority of the Company Series C Preferred Stock (on an as-converted basis) outstanding, voting together as a single class.

“Sanctioned Country” means at any time, a country or territory that is itself the target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means: (a) any person identified in any Sanctions-related list of designated persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union or its member states; (b) any person operating, organized, or resident in a Sanctioned Country; (c) a government instrumentality or Governmental Authority of any Sanctioned Country or Venezuela; and (d) any person directly or indirectly 50% or more owned, individually or in the aggregate, or otherwise controlled by, or acting for the benefit or on behalf of, a person described in clauses (a) - (c).

“Sanctions” means those trade, economic and financial sanctions laws, orders, regulations, embargoes and restrictive measures imposed, administered, or enforced by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury of the United Kingdom.

“Software” means all any and all computer programs, operating systems, application systems, application programming interfaces, firmware or other software code of any nature, whether in machine-readable form, source code or a programming language or any other language or symbols, whether operational or under development, and any derivations, updates, enhancements, and customizations of any of the foregoing, whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Option” means the Company Options set forth on Schedule D.

“Specified Option Delivery Date” means the date specified by the Company Board for the liquidation and settlement of the Specified Option in connection with the Transactions, or, if earlier, the occurrence of any of the Exercise Events as defined in the Stock Option Award Agreement for a Specified Option.

“Subsequent Transaction” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the Effective Time that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of Apex (or any successor to Apex), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Apex Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to Apex or any parent company of Apex issued in exchange for Apex Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Apex Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Subsequent Transaction” or (b) a sale or disposition of all or substantially all of the assets of Apex and its subsidiaries on a consolidated basis.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, Apex or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company Group.

“Tax” or “Taxes” means (a) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (b) a liability for amounts of the type described in clause (a) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor or otherwise by operation of law, or as a result of a contract.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Trading Day” means any day on which shares of Apex Common Stock are actually traded on the Trading Market.

“Trading Market” means the stock market on which shares of Apex Common Stock shall be trading at the time of determination of the Closing Price.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Apex, Merger Subs or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Vested Company Option” means any Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Apex in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Working Capital Loans” means any loan made to Apex by any of the Sponsor, any affiliate, officer, manager or member of the Sponsor, or Apex’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Audited Financial Statements	Section 7.17(b)
2020 Balance Sheet	Section 4.07(b)
Action	Section 4.09
Additional Equity Amount	Section 7.20
Affiliate Agreement	Section 7.18
Agreement	Preamble
Amended and Restated Apex Certificate of Incorporation	Section 2.04(d)
Annual Financial Statements	Section 4.07(a)
Anti-Bribery Laws	Section 4.22
Antitrust Laws	Section 7.13(a)
Apex	Preamble
Apex Board	Recitals
Apex Business Combination Proposal	Section 7.05(b)
Apex Disclosure Schedule	Article V
Apex Equity Incentive Plan	Section 7.01(a)
Apex Group	Section 10.12(b)
Apex Preferred Stock	Section 5.03(a)
Apex Proposals	Section 7.01(a)
Apex SEC Reports	Section 5.07(a)
Apex Stockholders’ Meeting	Section 7.01(a)
AvePoint Group	Section 10.12(b)

Defined Term	Location of Definition
Blue Sky Laws	Section 4.05(b)
Board Approvals	Section 7.01(a)
CCPA	Section 4.14(a)
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Code	Section 3.02(h)
Company	Preamble
Company Board	Recitals
Company Business Combination Proposal	Section 7.05(a)
Company Certificate of Amendment	Recitals
Company Disclosure Schedule	Article IV
Company Group Organizational Documents	Section 4.02
Company Permits	Section 4.06
Company Personal Information	Section 4.14(a)
Company Software	Section 4.13(j)
Company Stockholder Approval	Section 4.19
Company Stockholder Meeting	Section 7.03
Company Subsidiary	Section 4.01(a)
Compensation Report	Section 7.01(a)
Confidentiality Agreements	Section 7.04(b)
Contingent Consideration	Section 3.03(a)(iii)
Contingent Milestones	Section 3.03(a)(iii)
Contingent RSUs	Section 3.03(c)
Continuing Employees	Section 7.06(c)
Contracting Parties	Section 10.11
Cooley	Section 10.12(b)
Data Privacy Commitments	Section 4.14(b)
Data Security Requirements	Section 4.13(n)
Default Election Percentage	Section 3.02(c)
DGCL	Recitals
Dissenting Shares	Section 3.05(a)
DLLCA	Recitals
Effective Time	Section 2.02(a)
Electing Stockholder	Section 3.02(c)
Election	Section 3.02(c)
Election Deadline	Section 3.02(c)
Election Period	Section 3.02(c)
Equity Proposals	Section 7.01(a)
ERISA Affiliate	Section 4.10(a)
Exchange Act	Section 3.01(b)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Exchanged Option	Section 3.01(a)(v)
Existing Security Agreements	Section 4.17(a)(viii)
Export Approvals	Section 4.20(a)

Defined Term	Location of Definition
Final Cash Election Consideration	Section 3.01(a)(ii)
Final Stock Election Consideration	Section 3.01(a)(ii)
First Certificate of Merger	Section 2.02(a)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Board	Recitals
First Milestone	Section 3.03(a)(i)
First Milestone Contingent Consideration	Section 3.03(a)(i)
Form of Election	Section 3.02(c)
Fraud	Section 10.11
GAAP	Section 4.07(a)
Health Plan	Section 4.10(k)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	Section 4.07(b)
Interim Period	Section 6.01(a)
IT Systems	Section 4.13(l)
Latham	Section 10.12(b)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Letter of Transmittal	Section 3.02(b)
Lock-Up Agreement	Recitals
Mailing Date	Section 3.02(c)
Malicious Code	Section 4.13(k)
Material Contracts	Section 4.17(a)
Material Customer	Section 4.21(a)
Material Vendor	Section 4.21(b)
Merger Subs	Preamble
Merger Sub Common Stock	Section 5.03(b)
Merger Sub Units	Section 5.03(d)
Mergers	Recitals
Named Executive Equity Agreement	Recitals
Named Executive Option-Based Cash Merger Consideration	Section 3.01(a)(v)
Named Executive Transactions	Recitals
Nonparty Affiliates	Section 10.11
Outside Date	Section 9.01(b)
PIPE Commitment	Section 5.17
PIPE Investors	Section 5.17
Plans	Section 4.10(a)
PPACA	Section 4.10(k)
Private Placements	Recitals
Prospectus	Section 6.03
Proxy Statement	Section 7.01(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 7.01(a)

Defined Term	Location of Definition
Remedies Exceptions	Section 4.04
Representatives	Section 7.04(a)
Requisite 280G Vote	Section 7.19
SEC	Section 5.07(a)
Second Certificate of Merger	Section 2.02(a)
Second Effective Time	Section 2.02(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Second Milestone	Section 3.03(a)(ii)
Second Milestone Contingent Consideration	Section 3.03(a)(ii)
Securities Act	Section 5.07(a)
Security Incident	Section 4.14(f)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Notice	Section 7.03
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Section 2.01(a)
Surviving Entity	Section 2.01(b)
Surviving Provisions	Section 9.02
Terminating Apex Breach	Section 9.01(g)
Terminating Company Breach	Section 9.01(f)
Third Milestone	Section 3.03(a)(iii)
Third Milestone Contingent Consideration	Section 3.03(a)(iii)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Unvested Exchanged Options	Section 3.03(c)
Updated Annual Financial Statements	Section 7.17(a)
Updated Audited Interim Financial Statements	Section 7.17(b)
Written Consent	Section 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and the phrases “provided to Apex” or “made available to Apex” and phrases of similar import means, with respect to any information, document or other material of the Company or its affiliates, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the Virtual Data Room at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Apex or its Representatives at least 48 hours prior to the execution of this Agreement, (x) the symbol “$” refers to United States Dollars and (xi) the term “or” is not exclusive and shall be deemed to be “and/or.”

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.
AGREEMENT AND PLAN OF MERGERs

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the surviving corporation of the First Merger (the “Surviving Corporation”).

(b) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (the “Surviving Entity”).

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Company, Apex and First Merger Sub shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of the First Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the First Certificate of Merger) being the “Effective Time”). Promptly following the Effective Time, but in any event on the same day as the Effective Time, the Surviving Corporation, Apex and Second Merger Sub shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA and mutually agreed by the parties (the date and time of the filing of such Second Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Second Certificate of Merger) being the “Second Effective Time”).

(b) Immediately prior to such filing of the First Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 2.04 Organizational Documents.

(a) At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit F attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit G and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).

(c) At the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five Business Days prior to the Closing Date, but shall otherwise remain the same, and the operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit H attached hereto and, as so amended and restated, shall be the operating agreement of the Surviving Entity until thereafter amended as provided by the DLLCA and such operating agreement (subject to Section 7.08).

(d) At the Closing, Apex shall amend and restate, effective immediately prior to the Effective Time, the Apex Certificate of Incorporation to be as set forth on Exhibit I attached hereto (the “Amended and Restated Apex Certificate of Incorporation”) and, as so amended and restated, shall be the certificate of incorporation of Apex until thereafter amended as provided by the DGCL and such certificate of incorporation.

(e) At the Closing, Apex shall amend and restate, effective as of the Effective Time, the Apex bylaws to be as set forth on Exhibit J attached hereto and, as so amended and restated, shall be the bylaws of Apex until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

Section 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit K attached hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed. The parties will take all requisite actions such that Apex shall be the sole member and manager of the Surviving Entity and the initial officers of the Surviving Entity immediately after the Second Effective Time shall be the individuals set forth on Exhibit K attached hereto, each to hold office in accordance with the provisions of the DLLCA and the operating agreement of the Surviving Entity and until their respective successors are, in the case of the initial managers, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall cause the Apex Board and the officers of Apex as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit K attached hereto, each to hold office in accordance with the DGCL and the Apex Certificate of Incorporation and the bylaws of Apex and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

Section 2.06 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Apex, the written resignations of all of the directors of the Company (other than any such persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.05), effective as of the Effective Time;

(ii) to Apex, the Registration Rights Agreement duly executed by duly authorized representatives of each party thereto (other than Apex and the Apex Initial Stockholders party thereto);

(iii) to Apex, the Lock-Up Agreements duly executed by duly authorized representatives of each party thereto (other than Apex and the Sponsor); and

(iv) to Apex, a certification, in a form reasonably acceptable to Apex, dated as of the Closing Date, that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Apex with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations, together with written authorization for Apex to deliver such documentation to the Internal Revenue Service on behalf of the Company after the Closing.

(b) At the Closing, Apex will deliver or cause to be delivered:

(i) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Apex and the Apex Initial Stockholders party thereto; and

(ii) to the Company, the written resignations of all of the directors and officers of Apex and First Merger Sub (other than those persons identified as the initial directors and officers, respectively, of Apex after the Effective Time, in accordance with Section 2.05), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Apex shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Apex Transaction Expenses set forth on a written statement to be delivered to the Company not less than two Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Apex by or on behalf of the Company not less than two Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Article III.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of Apex, First Merger Sub, the Company or the holders of any of the following securities:

(i) each Company Preferred Stock Converted Share (other than any Dissenting Shares), shall be canceled and converted into the right to receive the following: (x) the number of shares of Apex Common Stock equal to the Per Share Preferred Stock Consideration; (y) an amount in cash equal to the Per Share Preferred Cash Consideration; and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Named Executive Shares which shall be treated in accordance with Section 3.05 and the terms of the Named Executive Equity Agreements respectively) with respect to which an Election has been made or deemed to be made pursuant to Section 3.02(c) shall be canceled and converted into the right to receive the following: (x) an amount in cash equal to (1) the Per Share Amount, multiplied by (2) the applicable Election Percentage, without interest (the “Cash Election Consideration”) subject to withholding from the Final Cash Election Consideration payable to each Electing Stockholder such Election Holder’s PIPE Pro Rata Share of the Common Stockholder PIPE Fees; (y) the number of shares of Apex Common Stock equal to (1) (A) the Per Share Amount, multiplied by (B) the difference obtained by subtracting the applicable Election Percentage from one, divided by (2) $10.00 (the “Stock Election Consideration”); provided that if the Aggregate Cash Election Amount prior to any adjustment pursuant to this proviso exceeds the Available Company Common Stock Cash Amount because of the Company Common Stock Cash Cutback, the applicable Election Percentage used to determine the Cash Election Consideration and the Stock Election Consideration shall be multiplied by the quotient of (a) the Available Company Common Stock Cash Amount, divided by (b) the Aggregate Cash Election Amount (the Cash Election Consideration and Stock Election Consideration following such adjustment (if any) is referred to as the “Final Cash Election Consideration” and the “Final Stock Election Consideration”); and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

(iii) all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company or by Apex shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iv) each share of common stock of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(v) each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options (the “Named Executive Option-Based Cash Merger Consideration”); and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with Section 3.03; and

(vi) each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and PRC Options), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Apex Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to an Exchanged Option); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Apex Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time and (2) the Per Share Contingent Consideration multiplied by the number of shares of Company Common Stock into which such Company Option is exercisable immediately prior to the Effective Time, subject to Section 3.03(c) in respect of Unvested Exchanged Options. The PRC Options will not be continued or assumed by the Company, Apex or the Merger Subs as part of the Mergers.  The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to Apex Equity Incentive Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio.  The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions.  In other respects, the terms and conditions of the replacement stock options will be as set forth in the new equity incentive plan and form of option agreement.

In no event shall the aggregate amount of consideration payable pursuant to Section 3.01(a) and the Named Executive Equity Agreements exceed the amount of the Gross Merger Consideration.

(b) In connection with the assumption of the Exchanged Options pursuant to Section 3.01(a), Apex may assume the Company Option Plan as of the Effective Time with respect to the Aggregate Option Consideration. Prior to the Effective Time, Apex and the Company, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 3.01, or to cause any disposition or acquisition of equity securities of Apex pursuant to this Section 3.01 by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Apex or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Apex to be exempt under Rule 16b-3 under the Exchange Act. Apex shall use commercially reasonable efforts to prepare and file with the SEC, as soon as reasonably practicable, and in any event not more than 60 days following the Closing Date, a Form S-8 (or any successor form) registering the shares of Apex Common Stock subject to such Exchanged Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(c) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Apex, Second Merger Sub, the Surviving Corporation or the holders of any of the following securities, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one newly issued, fully paid and non-assessable common membership unit of the Surviving Entity.

Section 3.02 Exchange of Securities.

(a) Exchange Agent. On the Closing Date, Apex shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental (the “Exchange Agent”), for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article III, (i) the Aggregate Cash Consideration minus the Aggregate Named Executive Cash-Settled Option Consideration, and (ii) the Aggregate Stock Consideration (such shares of Apex Common Stock, together with any dividends or distributions with respect thereto and the Aggregate Cash Consideration minus the Aggregate Named Executive Cash-Settled Option Consideration being hereinafter referred to as the “Exchange Fund”). Apex shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Cash Consideration and the Aggregate Stock Consideration out of the Exchange Fund in accordance with this Agreement. Apex shall cause the Named Executive Option-Based Cash Merger Consideration to be paid to the holders of Named Executive Cash-Settled Options through the Surviving Entity’s or its applicable subsidiary’s payroll system no later than the second regular payroll following the Closing.

(b) Exchange Procedures. As soon as reasonably practicable following the Effective Time and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Apex shall cause the Exchange Agent to deliver to each holder of Company Capital Stock, as of immediately prior to the Effective Time, whose Company Capital Stock was converted pursuant to Section 3.01(a) into the right to receive, or contributed to Apex pursuant to the Named Executive Equity Agreements in exchange for the right to receive, the Per Share Amount and the Per Share Contingent Consideration, if any, a letter of transmittal and instructions for use in such exchange (the “Letter of Transmittal”). The Letter of Transmittal shall permit each holder of Company Common Stock to allocate for tax purposes, on a share by share or “block” basis, (i) those shares of Company Common Stock exchanged in the First Merger for shares of Apex Common Stock that constitute such holder’s portion of the Aggregate Stock Consideration, and (ii) those shares of Company Common Stock exchanged in the First Merger for such holder’s portion of the Aggregate Cash Consideration. Each holder of Company Capital Stock that has been converted pursuant to Section 3.01(a) into the right to receive, or contributed to Apex pursuant to the Named Executive Equity Agreements in exchange for the right to receive, the Per Share Amount and the Per Share Contingent Consideration, if any, shall be entitled to receive such consideration represented by book-entry upon receipt by the Exchange Agent of a duly completed and validly executed Letter of Transmittal, a stock certificate (if any) representing such Company Capital Stock and an IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable.

(c) Election. Each holder of record of shares of Company Common Stock (excluding any Dissenting Shares and Named Executive Shares) (each, an “Electing Stockholder”) shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this Section 3.02(c) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Electing Stockholders, the new election deadline is disclosed by the Company to all Electing Stockholders on a date agreed to by Apex, and Apex has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date that is five Business Days prior to the Closing Date or such other date as Apex and the Company shall, prior to the Closing, mutually agree (the period between the Mailing Date and the Election Deadline, the “Election Period”). At any time prior to the Election Deadline, each Electing Stockholder may specify in a request made in accordance with the provisions of this Section 3.02(c) (an “Election”) the Election Percentage desired by such Electing Stockholder. An Election made by any Electing Stockholder shall apply to all shares of Company Common Stock held by such Electing Stockholder. Apex shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), and the Company shall mail and deliver or cause to be mailed and delivered, together with the Registration Statement, the Form of Election to Electing Stockholders, for purposes of obtaining the Elections (the “Mailing Date”). The Company shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Electing Stockholders during the period following the Mailing Date and prior to the Election Deadline. Any Election shall have been made properly only if the Company shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Electing Stockholder pursuant to the other provisions of this Section 3.02. Any Electing Stockholder that (i) acquires shares of Company Common Stock pursuant to an exercise of Company Options following the Mailing Date or (ii) does not make a valid Election by the Election Deadline shall be deemed to have made an Election equal to 0% (the “Default Election Percentage”). Any Electing Stockholder may, at any time during the Election Period, revoke or revise his, her or its Election by written notice to the Company prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Electing Stockholder’s shares of Company Common Stock after such Electing Stockholder has made an Election shall not automatically revoke such Election and such Election shall continue to be deemed effective unless a written notice of revision is delivered to the Company. The Company shall not permit any holder of a Company Option to exercise such Company Options commencing on the date that is five Business Days prior to the Closing Date and until the earlier of the Effective Time or the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon termination of this Agreement by the Company or Apex in accordance with Article IX. The Company shall have reasonable discretion to determine if any Election is not properly made, revised or revoked with respect to any shares of Company Common Stock (none of the Company, Apex, First Merger Sub, Second Merger Sub or the Company being under any duty to notify any Electing Stockholder of any applicable defect). In the event the Company makes a reasonable determination that an Election was not properly made (including as a result of the Company not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to have made an Election with an Election Percentage equal to the Default Election Percentage. The Company shall provide a copy of each Form of Election received by it to Apex and the Exchange Agent within two Business Days following the receipt of such Form of Election.

(d) No Further Rights in Company Capital Stock. The Per Share Amount payable upon conversion of the Company Capital Stock in accordance with the terms hereof or contribution to Apex pursuant to the Named Executive Equity Agreements shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Amount. The Per Share Amount shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Apex Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one year after the Effective Time shall be delivered to Apex, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Apex for the portion of the Gross Merger Consideration payable to them. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Apex free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Apex, the Surviving Corporation or the Surviving Entity shall be liable to any holder of Company Capital Stock (including shares of Company Capital Stock contributed to Apex pursuant to the Named Executive Equity Agreements) for any Apex Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, the Surviving Entity, Merger Subs, Apex, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement and the Named Executive Equity Agreements such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i) Fractional Shares. No certificates or scrip or shares representing fractional shares of Apex Common Stock shall be issued upon the exchange of Company Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Apex or a holder of shares of Apex Common Stock. In lieu of any fractional share of Apex Common Stock to which each holder of Company Capital Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Apex Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03 Contingent Consideration.

(a) Following the Closing, in addition to the consideration to be received pursuant to Section 3.01(a), the Company Stockholders and Company Optionholders shall be issued additional shares of Apex Common Stock, as follows:

(i) 1,000,000 shares of Apex Common Stock, in the aggregate, if at any time prior to or as of the seventh anniversary of the Closing, (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (the “First Milestone”) (such 1,000,000 shares of Apex Common Stock, the “First Milestone Contingent Consideration”).

(ii) 1,000,000 shares of Apex Common Stock, in the aggregate, if at any time prior to or as of the seventh anniversary of the Closing, (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (the “Second Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Second Milestone Contingent Consideration”).

(iii) 1,000,000 shares of Apex Common Stock, in the aggregate, if at any time prior to or as of the seventh anniversary of the Closing, (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Contingent Milestones”) (such 1,000,000 shares of Apex Common Stock, the “Third Milestone Contingent Consideration” and together with the First Milestone Contingent Consideration and the Second Milestone Contingent Consideration, the “Contingent Consideration”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

(b) If any of the Contingent Milestones set forth in Section 3.03(a) shall have been achieved, within five Business Days following the achievement of the applicable Contingent Milestone, Apex shall, or shall cause the Exchange Agent or any replacement transfer agent engaged by Apex to, issue the applicable Per Share Contingent Consideration to each Company Stockholder and Company Optionholder.

(c) Notwithstanding anything in Section 3.03(b) to the contrary, to the extent that any portion of the Contingent Consideration that would otherwise be issued to a Company Optionholder hereunder relates to a Company Option exchanged for an Exchanged Option that remains unvested as of such Contingent Milestone (each such Exchanged Option, an “Unvested Exchanged Option”), then in lieu of issuing the applicable Contingent Consideration, Apex shall instead issue, as soon as practicable following the later of (i) the occurrence of such Contingent Milestone and (ii) Apex’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged Option, an award of restricted stock units of Apex for a number of shares of Apex Common Stock equal to such portion of the Contingent Consideration issuable with respect to the Unvested Exchanged Option (the “Contingent RSUs”). A holder of an Unvested Exchanged Option shall only be granted Contingent RSUs if such holder remains in continuous service to Apex or one of its subsidiaries as of the applicable Contingent Milestone and the applicable grant date of the Contingent RSUs. Such Contingent RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option. All Contingent RSUs to be issued hereunder shall be issued under and pursuant to the terms of the Apex Equity Incentive Plan and shall cover a number of shares in addition to the share reserve approved for all other awards under Section 7.01(a) under such Apex Equity Incentive Plan.

(d) Notwithstanding anything in Section 3.03(b) to the contrary, to the extent that any portion of the Contingent Consideration that relates to a Specified Option exchanged for an Exchanged Option would otherwise be issued to a holder of a Specified Option before the Specified Option Delivery Date, then such Contingent Consideration shall instead be issued on the Specified Option Delivery Date.

(e) Notwithstanding anything in Section 3.03(b) to the contrary, no Contingent Consideration shall be issued in respect of any PRC Option, and instead cash payment equal to the value of the Contingent Consideration as of the close of the Trading Day on which the applicable Contingent Milestone is achieved that otherwise would have been issuable in respect of such PRC Option shall be made to the holder thereof in lieu of the applicable Contingent Consideration.

(f) If any of the Contingent Milestones set forth in Section 3.03(a) shall not have been achieved on or prior to the seventh anniversary of the Closing, the Company Stockholders and Company Optionholders shall have no further right to receive the applicable Contingent Consideration.

(g) The Closing Price targets and any determination with respect to the achievement of the Contingent Milestones and the amount of Contingent Consideration and the Contingent RSUs shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Apex Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Apex Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Consideration is delivered to the Company Stockholders and Company Optionholders, if any.

(h) The right of a Company Stockholder or Company Optionholder to receive the Per Share Contingent Consideration pursuant to this Section 3.03 (or Contingent RSUs, if applicable) shall not be transferrable or assignable to any other person except by will or intestacy upon the death of a Company Stockholder or Company Optionholder that is a natural person and any shares of Apex Common Stock issuable under this Section 3.03 shall be issued solely in the name of, or for the benefit of, such Company Stockholder or Company Optionholder or its permitted transferee in accordance with this Section 3.03(h).

(i) For the avoidance of doubt, if the condition for more than one Contingent Milestone is achieved, the Contingent Consideration to be earned in connection with such Contingent Milestone shall be cumulative with any Contingent Consideration earned prior to such time in connection with the achievement of any other Contingent Milestone; provided that, for avoidance of doubt, Contingent Consideration in respect of each Contingent Milestone will be issued and earned only once and the aggregate Contingent Consideration issued shall in no event exceed 3,000,000 shares of Apex Common Stock.

Section 3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, holders of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (“Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the consideration payable pursuant to Section 3.01(a)(ii) unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the consideration payable pursuant to Section 3.01(a)(ii), without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock (as the case may be).

(b) Prior to the Closing, the Company shall give Apex (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Apex (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided, that such disclosure shall be deemed to qualify or provide disclosure in response to the section of this Article IV under which such disclosure is made and any other section of this Article IV to the extent its relevance is reasonably apparent from the face of such disclosure; provided, further, that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule), the Company hereby represents and warrants to Apex and Merger Subs as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company, or other organization duly organized, validly existing and in good standing (if such concept exists in the applicable jurisdiction) under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing (in each case, if such concept exists in the applicable jurisdiction), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than with respect to any Company Subsidiary, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Apex in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the Company Subsidiary Organizational Documents (such Company Organizational Documents and the Company Subsidiary Organizational Documents collectively, the “Company Group Organizational Documents”). The Company Group Organizational Documents are in full force and effect. No Company Group Member is in violation of any of the provisions of its respective Company Group Organizational Documents.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 28,000,000 shares of Company Common Stock, of which 25,000,000 shares are voting Company Common Stock and 3,000,000 shares are non-voting Company Common Stock and 12,612,502 shares of Company Preferred Stock, of which 547,283 shares are designated as Series A-1 Convertible Preferred Stock, 124,050 are designated as Series A-2 Convertible Preferred Stock, 3,326,340 are designated as Series B-1 Convertible Preferred Stock, 2,736,477 are designated as Series B-2 Convertible Preferred Stock, 1,045,943 are designated as Series C Prime Convertible Preferred Stock and 4,832,409 are designated as Company Series C Preferred Stock. As of the date hereof, (i) 9,652,236 shares of voting Company Common Stock are issued and outstanding, (ii) 1,851,900 shares of non-voting Company Common Stock are outstanding, (iii) 4,832,409 shares of Company Series C Preferred Stock are issued and outstanding, (iv) no shares of any other series of Company Capital Stock are outstanding, (v) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (iv) 4,007,268 shares of Company Common Stock are issuable pursuant to outstanding Company Options granted pursuant to the Company Option Plans or otherwise, and (v) 2,223,577 shares of Company Common Stock are available for future issuance pursuant to the Company Option Plans. As of the date hereof, each share of Company Preferred Stock is convertible into one share of Company Common Stock pursuant to Section 4.1.1 of Part B of Article Fourth of the Company Certificate of Incorporation.

(b) Other than the Company Options and the Company Preferred Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Group Member or obligating any Company Group Member to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, any Company Group Member. As of the date hereof, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, no Company Group Member is a party to, or otherwise bound by, and no Company Group Member has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Company Group Member, in each case, other than the Company Options and the Company Preferred Stock. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or to the Company’s knowledge, among any holder of Company Common Stock, Company Preferred Stock or any other equity interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of any Company Group Member.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option outstanding: (i) the name of the Company Option holder; (ii) the Company Option Plan, if any, pursuant to which such Company Option was granted; (iii) the number of shares of the Company subject to such Company Option; (iv) the exercise or purchase price of such Company Option; (v) the date on which such Company Option was granted; (vi) the date on which such Company Option expires; (vii) the vesting schedule of such Company Option; (viii) any accelerated vesting provisions applicable to such Company Option; (ix) whether such Company Option is exercisable prior to vesting and (x) the type of Company Option (incentive stock option or nonqualified stock option). The Company has made available to Apex in the Virtual Data Room accurate and complete copies of the Company Option Plans pursuant to which Company has granted the Company Options that are currently outstanding and the form of all stock option agreements evidencing such Company Options. No Company Option was granted with an exercise price per share less than the fair market value of a share of Company Common Stock on the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(d) Except for the Company Subsidiaries and as set forth on Section 4.03(d) of the Company Disclosure Schedule, the Company does not own any equity interests in any person or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any person. There are no outstanding contractual obligations of the Company or any Company Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person that is not a Company Subsidiary.

(e) There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any shares of any Company Group Member or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(f) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of Company Common Stock and Company Preferred Stock, all outstanding Company Options, and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which any Company Group Member is a party and the applicable Company Group Organizational Documents. There are no securities or instruments issued by or to which a Company Group Member is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements.

(g) The stockholders and optionholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock and Company Preferred Stock and the Company Options). Except for the shares of Company Common Stock and Company Preferred Stock held by the stockholders of the Company and the Company Options, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h) Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and non-assessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Organizational Documents. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Organizational Documents.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, any Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Apex and Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Mergers, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement to which it is a party or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Group Organizational Documents, (ii) conflict with or violate any United States or non-U.S. Law applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) require the consent, notice or other action by any person under, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Group Member pursuant to, any Material Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company does not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Company Group Member or by which any property or asset of such Company Group Member is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has made available to Apex in the Virtual Data Room true and complete copies of the audited consolidated balance sheets of the Company Group as of December 31, 2019, December 31, 2018 and December 31, 2017 and the related audited statements of operations and cash flows of the Company Group for each of the years then ended (together with the Updated Annual Financial Statements and the 2020 Audited Financial Statements delivered pursuant to Section 7.17, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to Apex in the Virtual Data Room true and complete copies of the consolidated unaudited balance sheet of the Company Group as of June 30, 2020 (the balance sheet as of June 30, 2020, the “2020 Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for the six months then ended (together with the Updated Audited Interim Financial Statements delivered pursuant to Section 7.17, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the 2020 Balance Sheet and the Company Transaction Expenses, no Company Group Member has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since June 30, 2020 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which any Company Group Member is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) In the past three years, (i) no Company Group Member nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Group Member, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Group Member has engaged in accounting or auditing practices in breach of any applicable Laws and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of any Company Group Member has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of any Company Group Member has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Company Group Member in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the 2020 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since June 30, 2020, no Company Group Member has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which any Company Group Member sells goods, fills orders or records sales.

(g) Except as would not, individually or in the aggregate, be material to any Company Group Member, all accounts payable of the Company Group reflected on the 2020 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, no Company Group Member has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(h) The Company maintains systems of internal control over financial reporting that are designed to provide, in all material respects, reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detailed accurately and fairly reflect the transactions and dispositions of assets, (ii) that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to Apex a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) no Company Group Member has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding, arbitration, hearing, inquiry or investigation by or before or involving any Governmental Authority or any arbitrator or arbitration panel (an “Action”) pending or, to the knowledge of the Company, threatened against any Company Group Member, or any property or asset of any Company Group Member, before any Governmental Authority. Except as would not, individually or in the aggregate, be material to any Company Group Member, no Company Group Member nor any material property or asset of any Company Group Member is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employment and individual consulting contracts or agreements that are compensatory in nature to which any Company Group Member is a party, with respect to which any Company Group Member has any obligation (other than customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, Employee Benefit Plans which are maintained, contributed to or sponsored by any Company Group Member or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of any Company Group Member (or their respective beneficiaries or dependents), or under which any Company Group Member has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any Company Group Member would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(b) With respect to each Plan, the Company has made available to Apex in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three years. No Company Group Member has any express commitment to modify, change or terminate any Plan that may result in additional material liability to such Company Group Member, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) No Company Group Member nor any ERISA Affiliate maintains, sponsors, contributes to or reasonably expects to have any liability or obligation under, or within the past six years has maintained, sponsored or contributed to or had any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d) No Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by any Company Group Member being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does any Company Group Member have or reasonably expect to have, any obligation to provide retiree medical to any current or former employee, officer, director or consultant of any Company Group Member after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Each Plan is and has been within the past six years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Company Group Member and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to any Company Group Member. There have been no acts or omissions by any Company Group Member or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary, or any ERISA Affiliate may be liable.

(i) All material contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company Group.

(j) Each Company Group Member and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) Each Company Group Member, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate, or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance in all material respects with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11 Labor and Employment Matters.

(a) The Company has made available to Apex a true, correct and complete list of all employees of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements), except as would not, individually or in the aggregate, be material to any Company Group Member.

(b) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of its current or former employees, which Actions would be material to any Company Group Member; (ii) no Company Group Member is, nor has been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by any Company Group Member, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Company Group Member before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any Company Group Member.

(c) Since January 1, 2017, the Company Group is and has been in compliance in all material respects with all applicable Laws and any guidelines or recommendations promulgated by any Governmental Authority related to COVID-19 relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, wages and hours (including the classification of independent contractors and exempt and non-exempt employees) and occupational safety and health requirements, including those related to collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing except.

(d) Since January 1, 2017, there has not been, nor are there currently, any Action or internal investigation or inquiry conducted by the Company Group, the Company’s Board of Directors or any committee thereof (or any person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of the Company Group (in each case, in relation to his or her work with the Company Group), in each case, except as would not reasonably be expected to be material to the Company Group, taken as a whole.

(e) Since January 1, 2017, there has not been any Action relating to any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of the Company Group relating to the foregoing, in each case involving the Company or any current or former employee, director, officer or independent contractor (in each case, in relation to his or her work with the Company Group) of the Company Group, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters nor, to the knowledge of the Company, has any such Action been threatened, in each case, except as would not reasonably be expected to be material to the Company Group, taken as a whole.

Section 4.12 Real Property; Title to Assets.

(a) No Company Group Member owns any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any Company Group Member leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Apex in the Virtual Data Room: (i) other than the Lease Documents, there are no leases, subleases, sublicenses, concessions or other contracts granting to any Company Group Member the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Company Group Member or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Company Group Member.

(c) Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Group Member to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to any Company Group Member. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company Group has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of their respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to any Company Group Member.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all of the following that are owned or purported to be owned, used or held for use by any Company Group Member: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) Open Source Software and (B) unmodified, commercially available, “off-the-shelf” Software with aggregate annual license and maintenance fees of less than $50,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (x) incorporated into or used in connection with the Products, or (y) otherwise material to the business of the Company Group as conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) The Company Group exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a written license, all Company-Licensed IP. All Company-Owned IP is subsisting and (excluding any pending applications), to the knowledge of the Company, is valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing or pending. No third person has ownership rights in any derivative works created by or on behalf of such third person of the Company-Owned IP included in the Products.

(c) Since January 1, 2017, the Company Group has taken and takes reasonable actions to maintain, protect and enforce Company-Owned IP and the secrecy, confidentiality and value of its trade secrets and other Confidential Information, except as would not, individually or in the aggregate, be material to any Company Group Member. In the past five years, no Company Group Member has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company Group to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) Since January 1, 2017, (i) there have been no claims filed and served, or threatened in writing (including email), against any Company Group Member, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of any Company Group Member (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) no Company Group Member has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP that is material to the Company Group have executed valid and enforceable written agreements with a Company Group Member, substantially in one of the forms made available to Apex in the Virtual Data Room, and pursuant to which such persons assigned to a Company Group Member all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with such Company Group Member, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) No Company Group Member, nor, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license under which each such item of Open Source Software has been licensed to the applicable Company Group Member; (ii) whether such Open Source Software has been modified by any Company Group Member; and (iii) whether such Open Source Software has been distributed by any Company Group Member.

(h) No Company Group Member has used any Open Source Software in a manner that requires (i) the disclosure, licensing, or distribution of any source code for any Company Software or any portion thereof, (ii) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to any Company Software or portions thereof, (iii) licensing or otherwise distributing or making available any Company Software or any portion thereof for a nominal or otherwise limited fee or charge, (iv) granting any Intellectual Property rights in any Company Software to any licensee or other third party, or (v) could otherwise impose any limitation, restriction, or condition on the right or ability of any Company Group Member to use, license distribute or charge for any Company Software or any Intellectual Property therein.

(i)  To the Company’s knowledge, none of the Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Product or any product or system containing or used in conjunction with such Product or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Product or any product or system containing or used in conjunction with such Product, in each case, except as would not result in material liability to the Company Group, taken as a whole.

(j) No source code for any Software included in the Company-Owned IP (“Company Software”) has been delivered, licensed, or made available to any escrow agent or other person who is not, as of the date of this Agreement, an employee or contractor of any Company Group Member who needs such source code to perform his or her job duties. No Company Group Member has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other person.

(k) To the knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each Company Group Member implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

(l) With respect to Business Systems, which do not constitute Products (the “IT Systems”), a Company Group Member owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company Group Members. The Company Group Members maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities and each Company Group Member has taken reasonable steps and implemented reasonable procedures to ensure its Business Systems under its control are free from Malicious Code. To the Company’s knowledge, in the past three years, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(m) In the past three years, the Company Group has implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The employees and contractors of the Company Group receive commercially reasonable training on information security issues. To the knowledge of the Company, there is no Disabling Device in any of the Business Systems or Product components, except as would not, individually or in the aggregate, be material to any Company Group Member. In the past three years, no Company Group Member has, to the Company’s knowledge, experienced any material (i) data security breaches, (ii) unauthorized access or use of any of the Business Systems, or (iii) unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data.

(n) The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any Liens other than Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. No Company Group Member is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would materially prohibit Merger Subs or Apex from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data immediately prior to the Closing Date or, to the knowledge of the Company, result in material liabilities in connection with all contractual commitments that any Company Group Member has entered into with respect to privacy or data security (collectively, the “Data Security Requirements”).

(o) No funding, facilities, or personnel of any Governmental Authority were used, to develop or create, in whole or in part, any Company-Owned IP. To the knowledge of the Company, no Company Group Member is a party to any Government Contract that grants a Governmental Authority any right or license with respect to any Company-Owned IP beyond “limited rights” or “restricted rights” as those terms are defined in the Federal Acquisition Regulation or the Defense Federal Acquisition Regulation Supplement.

(p) No Company Group Member is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate any Company Group Member to grant or offer to any other person any license or right to any Company-Owned IP.

Section 4.14 Data Privacy.

(a) All Personal Information in the possession, custody or control of any Company Group Member or of any third party authorized to process such Personal Information on behalf of any Company Group Member (“Company Personal Information”) is an asset that will be transferred as part of the Mergers, as contemplated by section 1798.140(t)(2)(D) of the California Consumer Privacy Act (“CCPA”) to the extent the CCPA applies to any Company Group Member.

(b) Each Company Group Member and, to the Company’s knowledge, all vendors, processors, or other third parties Processing or otherwise with authorization to access Company Personal Information in the course of their respective performance of services to any Company Group Member, comply and, since January 1, 2017, have complied with (i) all Privacy/Data Security Laws, (ii) all applicable Company Privacy Policies, and (iii) all contractual commitments that any Company Group Member has entered into with respect to the Processing of Personal Information (collectively, the “Data Privacy Commitments”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent required by Privacy/Data Security Laws, the Company Group Members have in place written agreements with all of their customers regarding the Company Group Members’ Processing of any Personal Information on behalf of such customers, except as would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Group Members has transferred or, to the knowledge of the Company, permitted the transfer of Personal Information originating in the European Economic Area outside the European Economic Area, except where such transfers have complied with the Data Privacy Commitments.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Data Privacy Commitments; (ii) require the consent of or notice to any person concerning such person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit Apex’s or its subsidiaries’ rights to own and Process any Company Personal Information used in or necessary for the operation of the Company Group’s business; or (iv) otherwise prohibit the transfer of Personal Information in the possession or control of a Company Group Member to Apex.

(d) The Company Group has delivered or made available to Apex true, complete, and correct copies of all Company Privacy Policies that are currently in place. All Company Privacy Policies are and since January 1, 2017 have been accurate, consistent and complete and not misleading or deceptive (including by omission), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company Group Members routinely engage in due diligence of vendors, processors, or other third parties before allowing them to access, receive or Process Personal Information, and monitor them to verify fulfillment of their contractual obligations regarding Personal Information. To the extent required by the Data Privacy Commitments, each Company Group Member has and, since January 1, 2017 has, had agreements in place with all affiliates, vendors, processors, third parties or other persons whose relationship with such Company Group Member involves the Processing of Personal Information provided by or on behalf of such Company Group Member, which agreements require such persons to protect such Personal Information in a manner consistent with the Data Privacy Commitments, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company Group has implemented and, since January 1, 2017, maintained, and required all vendors, processors, or other third parties authorized to Process any Personal Information for or on behalf of any Company Group Members to implement and maintain commercially reasonable security measures, plans, procedures, controls, and programs (including a written information security program with respect to the Company Group), to (i) protect and maintain the security of any Personal Information which the Company Group Processes and to protect such Personal Information against any accidental or unauthorized access, use, loss, disclosure, alteration, destruction, compromise, or other unauthorized Processing of Personal Information owned, used, maintained, received, or controlled by or on behalf of any Company Group Member (a “Security Incident”); (ii) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (iii) implement, monitor, and maintain administrative, technical, and physical safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information; and (iv) provide prompt notification in compliance with Privacy/Data Security Laws in the case of any Security Incident, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, the Company Group has not experienced any Security Incidents. To the Company’s knowledge, since January 1, 2017, no Company Group Member has (i) been required pursuant to any Data Privacy Commitment to notify customers, consumers, employees, Governmental Authority, or any other person of any Security Incident, (ii) been the subject of any inquiry, investigation or enforcement action of any Governmental Authority with respect to compliance with any Privacy/Data Security Law, or (iii) received any written notice, request, claim, complaint, correspondence, or other communication from any Governmental Authority or other person relating to any Security Incident or violation of any Data Privacy Commitments.

(h) The Company maintains insurance coverage containing commercially reasonable policy terms and limits to respond to the risk of liability relating to any Security Incidents or unauthorized Processing of Personal Information.

Section 4.15 Taxes.

(a) Each Company Group Member: (i) has duly and timely filed all income and other material Tax Returns required to be filed by it (taking into account validly obtained extensions of the due date for filing a Tax Return), and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The Company has made available to Apex in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2017.

(b) No Company Group Member is a party to, bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than customary indemnification provisions in commercial agreements the primary subject matter of which is not Taxes.

(c) No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) arising from a transaction occurring on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business; (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law) with respect to a Tax period (or portion thereof) ending on or prior to the Closing Date; (vii) election under Section 108(i) of the Code made on or prior to the Closing Date; (viii) application of Section 965 of the Code; or (ix) Section 951 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to amounts earned on or before the Closing Date.

(d) Each Company Group Member has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e) No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return, other than a group the common parent of which was or is the Company.

(f) No Company Group Member has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or otherwise by operation of law.

(g) No Company Group Member (i) has any request for a ruling in respect of Taxes pending between any Company Group Member and any Tax authority, and (ii) has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.

(h) No Company Group Member has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) No Taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Company Group Member any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax Liens upon any assets of any Company Group Member except for Permitted Liens.

(l) No Company Group Member has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m) No written claim has ever been received by any Company Group Member from a Taxing authority in a jurisdiction in which no Company Group Member files Tax Returns that any Company Group Member is or may be subject to taxation in such jurisdiction.

(n) No Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return other than customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(o) None of the Company Group Members which are organized outside the United States has made an election under U.S. law with respect to its classification for U.S. tax purposes.

(p) Except as set forth in Section 4.15(p) of the Company Disclosure Schedule, the Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code with respect to the Company.

(q) No Company Group Member, after consultation with their respective tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment.

Section 4.16 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Group Member (A) is and has been in compliance with applicable Environmental Laws and (B) holds and is and has been in compliance with all Environmental Permits; and (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits.

(b) No Company Group Member has been or is the subject of any Environmental Claim, and no Environmental Claim is pending or to the knowledge of the Company, threatened against any Company Group Member or against any person whose liability for the Environmental Claim was or may have been retained or assumed by contract or by operation of Law or pursuant to any order by any Governmental Authority by any Company Group Member, except for any such Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which any Company Group Member is a party or otherwise bound and which has not been fully performed by the parties thereto on the date hereof (such contracts and agreements as are required to be set forth on Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company of more than $500,000, in the aggregate, during fiscal year 2019 or 2020;

(ii) each contract and agreement with a Material Vendor and suppliers, manufacturers, or contractors to any Company Group Member for expenditures paid or payable by the Company Group of more than $500,000, in the aggregate, during fiscal year 2019 or 2020;

(iii) each contract and agreement with a Material Customer and customers or distributors of the Company Group for amounts paid or payable to the Company Group of more than $500,000, in the aggregate, during fiscal year 2019 or 2020;

(iv) all agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which any Company Group Member is a party with an annual contract value of more than $200,000;

(v) all management contracts (excluding contracts for employment) and contracts with other management consultants;

(vi) all bonus and commission plans of any Company Group Member for the 2020 fiscal year or under which any Company Group Member has any material outstanding liability with respect to any bonuses or commissions granted thereunder that are then unpaid;

(vii) all contracts or agreements involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of any Company Group Member or income or revenues related to any Product of any Company Group Member to which any Company Group Member is a party;

(viii) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a security interest in or Lien on any of the property or assets of any Company Group Member (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(ix) all partnership, joint venture or similar agreements involving the sharing of revenues, profits, losses, costs or other liabilities or for joint research or development;

(x) all Government Contracts to which any Company Group Member is a party, in each case other than any Company Permits, provided, that for Government Contracts in which a Company Group Member solely licenses or makes available its standard Products or develops technology or Intellectual Property rights (that are not derivative works of the Company’s Products), only such contracts with an annual recurring revenue Government Contract value based on subscription and maintenance revenues during fiscal year 2019 or 2020 in excess of $200,000 or with an expected annual recurring revenue Government Contract value based on subscription and maintenance revenues for fiscal year 2020 in excess of $200,000, in each case with an individual total contract value in excess of $500,000;

(xi) all contracts and agreements that limit, or purport to limit, the ability of any Company Group Member to (A) compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (B) acquire any product, service, Intellectual Property or other asset from any other person or to sell any Product, Company-Owned IP or other asset or to perform any services for any other person, or to transact business or deal in any other manner with any other person, or (C) develop or distribute any Company-Owned IP;

(xii) all contracts or arrangements that result in any person or entity holding a power of attorney from any Company Group Member that relates to the Company or its business;

(xiii) all agreements or instruments guarantying the debts or other obligations of any person;

(xiv) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xv) all contracts involving the license, sale, assignment, or other provision of Company-Owned IP to a third party, or granting a third party a covenant not to assert or similar right with respect to Company-Owned IP, other than licenses of Products to customers, resellers and distributors and non-exclusive licenses of Company-Owned IP in which the license is ancillary to the primary purpose of the contract, in each case in the ordinary course of business consistent with past practice;

(xvi) all contracts which involve the license or grant of rights of any Company-Owned IP from a Company Group Member to any other Company Group Member;

(xvii) all contracts or agreements under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xviii) all contracts or agreements under which any Company Group Member has agreed to treat any customer on a “most favored” basis; and

(xix) agreement for the development of Company-Owned IP by any third party for the benefit of any Company Group Member.

(b) (i) each Material Contract is a legal, valid and binding obligation of the applicable Company Group Member and, to the knowledge of the Company, the other parties thereto, and no Company Group Member is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has, in all material respects, furnished or made available to Apex in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

(c) With respect to any Government Contract, during the past three years, (i) no Company Group Member has conducted an internal investigation for which it engaged outside counsel or a forensic accounting firm or made any voluntary or mandatory disclosure to any Governmental Authority with respect to or concerning any actual, alleged, or potential violation of Laws under or relating to any Government Contract, except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect; (ii) no Company Group Member has had a Government Contract terminated for cause or default with respect to any such Government Contract; (iii) no Company Group Member has been notified of any material claim, dispute, or protest; and (iv) no Company Group Member nor any of their Principals (as defined in 48 C.F.R. § 2.101) or employees has been suspended or debarred from doing business with any Governmental Authority or has been declared non-responsible or ineligible for government contracting.

Section 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Company Group Member is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Mergers and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company Stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered by the Key Company Stockholders, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.20 Sanctions and International Trade Compliance.

(a) The Company and each Company Subsidiary (i) is, and has since January 1, 2017, in compliance with all applicable International Trade Laws and Sanctions, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made material filings with, any Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer of its products as required under applicable International Trade Laws and Sanctions (the “Export Approvals”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or legal proceedings against the Company or any Company Subsidiaries related to any applicable International Trade Laws or Sanctions or any Export Approvals, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary nor any of its or their respective directors, officers, employees or, to the knowledge of the Company, any of the Company’s or any Company Subsidiary’s respective agents, representatives or other persons acting on behalf of the Company or any Company Subsidiaries (i) is, or at any time since January 1, 2017 been, a Sanctioned Person; (ii) has, to the knowledge of the Company, engaged in unauthorized transactions or dealings directly or indirectly with any Sanctioned Person or in any Sanctioned Country; or (iii) has, to the knowledge of the Company, been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of International Trade Laws or Sanctions, and has not been notified of any such pending or threatened actions, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21 Customers and Suppliers.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of the ten largest customers of the Products based on annual recurring revenue contract value based on subscription and maintenance revenues (each a “Material Customer”), during the 12 month period ended as of June 30, 2020. Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member or its purchase of Products.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of the ten largest vendors, suppliers, service providers and other similar business relations of the Company and the Company Subsidiaries (each a “Material Vendor”) during the 12 month period ended as of June 30, 2020, in each case measured by the expenditure by any Company Group Member during such period. Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.

Section 4.22 Certain Business Practices. Since January 1, 2017, (i) no Company Group Member or, to the Company’s knowledge, any directors or officers, agents or employees of any Company Group Member, while acting on behalf of any Company Group Member, has directly or indirectly: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) or violated any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery laws (collectively, the “Anti-Bribery Laws”); or (d) made any payment in the nature of criminal bribery and (ii) each Company Group Member has instituted and maintained policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

Section 4.23 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, any person owning 1% of the outstanding capital stock of the Company or other affiliate of any Company Group Member, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that any Company Group Member furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, any Company Group Member, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with any Company Group Member, other than customary indemnity arrangements; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.23. No Company Group Member has, in the past three years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Company Group Member, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between any Company Group Member and any family member of any director, officer or other affiliate of any Company Group Member.

Section 4.24 Exchange Act. No Company Group Member is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.25 Brokers. Except for the Company Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Member. The Company has provided Apex with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and the Company Financial Advisors, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future. All of the agreements pursuant to which the Company is obligated to pay Company Transaction Expenses as of the date of this Agreement are set forth on Section 4.25 of the Company Disclosure Schedule.

Section 4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Apex, its affiliates or any of their respective Representatives by, or on behalf of, any Company Group Member, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Apex, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Apex, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V.
REPRESENTATIONS AND WARRANTIES OF Apex AND MERGER SUBs

Except as set forth in (i) the correspondingly numbered Section of the Apex’s disclosure schedule delivered by Apex in connection with this Agreement (the “Apex Disclosure Schedule”) (provided, that such disclosure shall be deemed to qualify or provide disclosure in response to the section of this Article V under which such disclosure is made and any other section of this Article V to the extent its relevance is reasonably apparent from the face of such disclosure) or (ii) the Apex SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Apex SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Apex SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization.), Section 5.03 (Capitalization.) and Section 5.04 (Authority Relative to This Agreement.)), Apex hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of Apex and First Merger Sub is a corporation, and Second Merger Sub is a limited liability company, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company, as applicable, power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Apex Material Adverse Effect.

(b) The Merger Subs are the only subsidiaries of Apex. Except for Merger Subs, Apex does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Organizational Documents. Each of Apex and Merger Subs has heretofore furnished to the Company complete and correct copies of the Apex Organizational Documents and the Merger Subs Organizational Documents. The Apex Organizational Documents and the Merger Subs Organizational Documents are in full force and effect. Neither Apex nor either Merger Sub is in violation of any of the provisions of the Apex Organizational Documents or the Merger Subs Organizational Documents. Each of First Merger Sub and Second Merger Sub is directly and wholly owned by Apex.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of Apex consists of (i) 100,000,000 shares of Apex Class A Common Stock, (ii) 10,000,000 shares of Apex Sponsor Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Apex Preferred Stock”). As of the date of this Agreement (i) 35,810,000 shares of Apex Class A Common Stock are issued and outstanding, (ii) 8,750,000 shares of Apex Sponsor Common Stock are issued and outstanding, all of which outstanding shares under clauses (i) and (ii) are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Apex Class A Common Stock or Apex Sponsor Common Stock are held in the treasury of Apex, (iv) 17,905,000 Apex Warrants are issued and outstanding, and (v) 17,905,000 shares of Apex Class A Common Stock are reserved for future issuance pursuant to the Apex Warrants. As of the date of this Agreement, there are no shares of Apex Preferred Stock issued and outstanding. Each Apex Warrant is exercisable for one share of Apex Class A Common Stock at an exercise price of $11.50.

(b) Immediately prior to the closing of the transactions contemplated in the Subscription Agreements and the completion of the First Merger, (i) the authorized capital stock of Apex will consist of (x) 1,000,000,000 shares of Apex Common Stock, and (y) 20,000,000 shares of Apex Preferred Stock, and (ii) 17,905,000 Apex Warrants will be issued and outstanding.

(c) As of the date of this Agreement, the authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.00001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Merger Subs Organizational Documents, and are not subject to nor have been issued in violation of, any applicable securities laws and other applicable Laws, and are not subject to nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights, and are held by Apex free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Subs Organizational Documents.

(d) As of the date of this Agreement, the authorized capital stock of Second Merger Sub consists of 1,000 units (the “Merger Sub Units”). As of the date hereof, 1,000 Merger Sub Units are issued and outstanding. All outstanding Merger Sub Units have been duly authorized, validly issued, fully paid and are non-assessable, were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Merger Subs Organizational Documents, and are not subject to nor have been issued in violation of, any applicable securities laws and other applicable Laws, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights, and are held by Apex free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Subs Organizational Documents.

(e) All outstanding Apex Units, shares of Apex Common Stock and Apex Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Apex Organizational Documents and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. All shares of Apex Common Stock when issued pursuant to Section 3.01(a) will be issued in compliance with all applicable securities laws and other applicable Laws and free and clear of all Liens other than transfer restrictions under applicable securities laws and the Apex Organizational Documents, and will be non-assessable and not subject to, nor be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.

(f) The Aggregate Stock Consideration and the Contingent Consideration (if any) being delivered by Apex hereunder shall be duly and validly issued, fully paid and non-assessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Apex Organizational Documents. The Aggregate Stock Consideration and the Contingent Consideration (if any) will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(g) Except for securities set forth in Section 5.03(a), securities issued pursuant to the Subscription Agreements, securities issued by Apex as permitted by this Agreement and the Apex Warrants, Apex has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Apex or obligating Apex to issue or sell any shares of capital stock of, or other equity interests in, Apex. All shares of Apex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Neither Apex nor any subsidiary of Apex is a party to, or otherwise bound by, and neither Apex nor any subsidiary of Apex has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Sponsor Support Agreement, Apex is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Apex Common Stock or any of the equity interests or other securities of Apex or any of its subsidiaries. Except with respect to the Apex Warrants and the Redemption Rights, there are no outstanding contractual obligations of Apex to repurchase, redeem or otherwise acquire any shares of Apex Common Stock. The Apex Warrants have been validly issued, and constitute valid and binding obligations of Apex, enforceable against Apex in accordance with their terms, subject to the Remedies Exceptions. There are no outstanding contractual obligations of Apex to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) There are no securities or instruments issued by or to which Apex or the Sponsor is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

Section 5.04 Authority Relative to This Agreement. Each of Apex and Merger Subs have all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs and the consummation by each of Apex and Merger Subs of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Apex or Merger Subs are necessary to authorize this Agreement, the Ancillary Agreements to which it is party or to consummate the Transactions (other than (a) with respect to the Mergers, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Apex Capital Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (b) with respect to the issuance of Apex Common Stock and the Amended and Restated Apex Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Apex Capital Stock). This Agreement and the Ancillary Agreements to which it is a party has been duly and validly executed and delivered by Apex and Merger Subs and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Apex and each Merger Sub, enforceable against Apex and each Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) Subject to the approval by the stockholders of Apex of the Apex Proposals, neither execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs will not, (i) conflict with or violate the Apex Organizational Documents or the Merger Subs Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Apex or either Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Apex or either Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Apex or Merger Subs is a party or by which any of Apex or Merger Subs or any of their property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Apex Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and DLLCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Apex or either Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither Apex nor either Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Apex or either Merger Sub or by which any property or asset of Apex or either Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Apex or either Merger Sub is a party or by which Apex or either Merger Sub or any property or asset of Apex or either Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Apex Material Adverse Effect. Each of Apex and Merger Subs is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Apex or such Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted. Apex is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Apex constitutes an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Apex has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since its incorporation, together with any amendments, restatements or supplements thereto (collectively, the “Apex SEC Reports”). Apex has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Apex with the SEC to all agreements, documents and other instruments that previously had been filed by Apex with the SEC and are currently in effect. As of their respective dates, the Apex SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Apex SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Apex SEC Report. Each director and executive officer of Apex has filed with the SEC on a timely basis all documents required with respect to Apex by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Apex SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Apex as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Apex has no off-balance sheet arrangements that are not disclosed in the Apex SEC Reports. No financial statements other than those of Apex are required by GAAP to be included in the consolidated financial statements of Apex.

(c) Except as and to the extent set forth in the Apex SEC Reports, neither Apex nor either Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Apex’s and Merger Subs’ business.

(d) Apex is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) Apex has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Apex and other material information required to be disclosed by Apex in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Apex’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Apex’s principal executive officer and principal financial officer to material information required to be included in Apex’s periodic reports required under the Exchange Act.

(f) Apex maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Apex maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Apex has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Apex to Apex’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Apex to record, process, summarize and report financial data. Apex has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Apex. Since June 30, 2020, there have been no material changes in Apex’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Apex to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Apex has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Apex (including any employee thereof) nor Apex’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Apex, (ii) any fraud, whether or not material, that involves Apex’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Apex or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Apex SEC Reports. To the knowledge of Apex, none of the Apex SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since June 30, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) each of Apex and Merger Subs has conducted its business in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) neither Apex nor either Merger Sub has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Apex Material Adverse Effect, and (d) neither Apex or either Merger Sub has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of Apex, threatened against Apex, either Merger Sub, or any property or asset of Apex or either Merger Sub, before any Governmental Authority. Neither Apex nor either Merger Sub, nor any material property or asset of Apex or either Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Apex, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The Apex Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Apex and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Apex approve and adopt this Agreement and Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the stockholders of Apex at the Apex Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Apex necessary to approve the Apex Proposals is the affirmative vote of the holders of (i) a majority of the outstanding shares of Apex Capital Stock, voting together as a single class, (ii) a majority of the outstanding shares of Apex Class A Common Stock and Apex Sponsor Common Stock, voting together as a single class and (iii) a majority of the outstanding shares of Apex Sponsor Common Stock, voting separately as a single class.

(c) The First Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Merger are fair to and in the best interests of First Merger Sub and its sole stockholder, (ii) approved this Agreement and the First Merger and declared their advisability, (iii) recommended that the sole stockholder of First Merger Sub approve and adopt this Agreement and approve the First Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of First Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of First Merger Sub is necessary to approve this Agreement, the First Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

(e) Apex, as the sole member and manager of Second Merger Sub, has approved this Agreement and the Second Merger. No other approval of Second Merger Sub or its member or manager is necessary to approve this Agreement, the Second Merger and the other transactions contemplated by this Agreement.

Section 5.11 No Prior Operations

(a) Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since its formation, none of Apex or any Merger Sub has engaged in any business activities or conducted any operations or incurred any obligation or liability, other than activities related to Apex’s initial public offering and other activities directed toward the accomplishment of a Business Combination or as contemplated by this Agreement.

(b) Except for Merger Subs and the transactions contemplated by this Agreement and the Ancillary Agreements, Apex does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Apex has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, no Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)  As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), none of Apex or the Merger Subs is party to any contract with any other person that would require payments by Apex or any of its subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.12 Brokers. Other than the Apex IPO Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Apex or either Merger Sub. Apex has provided the Company with a true and complete copy of all outstanding contracts, agreements and arrangements (including engagement letters) with the Apex IPO Financial Advisors as of the date of this Agreement, other than those that have expired or terminated with no further liability to Apex, and as to which no further services are contemplated thereunder to be provided in the future. All of the agreements pursuant to which Apex is obligated to pay Apex Transaction Expenses or Apex IPO Underwriting Fees as of the date of this Agreement are set forth on Section 5.12 of the Apex Disclosure Schedule.

Section 5.13 Apex Trust Fund. As of the date of this Agreement, Apex has no less than $351,500,000 in the trust fund established by Apex for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental (the “Trustee”) pursuant to the Investment Management Trust Account Agreement, dated as of September 16, 2019, between Apex and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Apex has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Apex or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Apex and the Trustee that would cause the description of the Trust Agreement in the Apex SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Apex, that would entitle any person (other than stockholders of Apex who shall have elected to redeem their shares of Apex Class A Common Stock pursuant to the Apex Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Apex Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Apex, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Apex shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Apex as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Apex due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Apex who shall have exercised their Redemption Rights, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) for unpaid Apex Transaction Expenses. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Apex has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Apex at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the Apex SEC Reports, Apex and Merger Subs have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Apex’s officers and directors in connection with activities on Apex’s behalf in an aggregate amount not in excess of the amount of cash held by Apex outside of the Trust Account, Apex has no unsatisfied material liability with respect to any employee, officer or director. Apex and Merger Subs have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.15 Taxes.

(a) Apex and Merger Subs (i) have duly and timely filed all income and other material Tax Returns required to be filed by any of them (taking into account validly obtained extensions of the due date for filing a Tax Return), and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are required to have been paid by Apex or either Merger Sub; (iii) have not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b) Neither Apex nor either Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment (in each case, other than customary indemnification provisions in commercial agreements the primary subject matter of which is not Taxes).

(c) Each of Apex and Merger Subs has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d) Neither Apex nor either Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return, other than a group the common parent of which was or is Apex.

(e) Neither Apex nor either Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or otherwise by operation of law.

(f) No Taxing authority or agency has asserted in writing or, to the knowledge of Apex and Merger Subs, has threatened to assert against Apex or either Merger Sub, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(g) There are no Tax Liens upon any assets of Apex or either Merger Sub except for Permitted Liens.

(h) Neither Apex nor either Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return other than customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(i) Neither Apex nor either Merger Sub (i) has any request for a ruling in respect of Taxes pending between the Company and any Tax authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.

(j) Neither Apex nor either Merger Sub has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither Apex nor either Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither Apex nor either Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Apex nor either Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m) No written claim has ever been received by Apex from a Taxing authority in a jurisdiction in which Apex or either Merger Sub does not file Tax Returns that Apex or either Merger Sub, as applicable, is or may be subject to taxation in such jurisdiction.

(n) Apex and the Merger Subs, after consultation with their tax advisors, are not aware of the existence of any fact, or any action Apex or either Merger Sub has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment.

(o) The Transactions shall not be the direct or indirect cause of any amount paid or payable by Apex or any of its affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

Section 5.16 Listing. The issued and outstanding Apex Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “APXTU”. The issued and outstanding shares of Apex Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “APXTX”. The issued and outstanding Apex Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “APXTW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Apex, threatened in writing against Apex by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Apex Units, the shares of Apex Common Stock, or Apex Warrants or terminate the listing of Apex on the Nasdaq Capital Market. None of Apex or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Apex Common Stock, or the Apex Warrants under the Exchange Act.

Section 5.17 PIPE Investment. Apex has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Apex with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to purchase shares of Apex Common Stock at a purchase price of $10.00 per share in the Private Placement solely for purposes of consummating the transactions contemplated hereby in an aggregate amount equal to $140,000,000 (the “PIPE Commitment”). As of the date hereof, the Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Apex. Each Subscription Agreement is a legal, valid and binding obligation of Apex, enforceable against Apex in accordance with its terms subject to the Remedies Exceptions and, to the knowledge of Apex, is a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between Apex and any PIPE Investor relating to any Subscription Agreement or the Private Placement that could affect the obligation of such PIPE Investors to purchase the shares of Apex Common Stock in the Private Placement equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Apex under any material term or condition of any Subscription Agreement and, as of the date hereof, Apex has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Apex Common Stock in the Private Placement in commitment amount set forth in the Subscription Agreements on the terms therein.

Section 5.18 Apex’s and Merger Subs’ Investigation and Reliance. Each of Apex and Merger Subs is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Apex and Merger Subs together with expert advisors, including legal counsel, that they have engaged for such purpose. Apex, Merger Subs and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Neither Apex nor either Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member or any of their Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Company Group Member pursuant to this Agreement. No Company Group Member, nor any of their respective stockholders, affiliates or Representatives shall have any liability to Apex, Merger Subs or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Apex or either Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Apex and Merger Subs acknowledge that no Company Group Member, nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Group Member.

Section 5.19 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Apex Disclosure Schedule and the Apex SEC Reports), Apex and Merger Subs hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Apex or either Merger Sub, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to any Company Group Member, its affiliates or any of their respective Representatives by, or on behalf of, Apex or either Merger Sub, and any such representations or warranties are expressly disclaimed.

Article VI.
CONDUCT OF BUSINESS PENDING THE MERGERs

Section 6.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Apex shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to (A) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (B) keep available the services of the current executive officers of the Company and the Company Subsidiaries and (C) preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Company Group Member shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Apex (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its Company Group Organizational Documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Group Member, provided, that the consent of Apex shall not be required with respect to (1) the grant of any Company Options to employees of the Company in the ordinary course of business and in a manner consistent with past practice, (2) exercise of any Company Options and (3) the issuance of shares of Company Common Stock pursuant to the terms of the Company Preferred Stock or any Company Options; or (B) any material assets of any Company Group Member (including Company Personal Information);

(iii) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, except for the Ancillary Agreements;

(vii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or the Company Subsidiaries, except for (i) the acquisition by the Company or the Company Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than the Company Options) of the Company or the Company Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Company Subsidiary of the Company or between wholly owned Company Subsidiaries and (iii) the transactions contemplated by the Named Executive Equity Agreements;

(viii)  (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money, other than an aggregate drawdown of up to $10,000,000 under the Company Loan Agreement, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(ix) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Company Group Member (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, executive officer or employee with an annual salary in excess of $250,000 or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company Group may (1) increase base compensation of current directors, officers, employees or consultants in the ordinary course of business consistent with past practice, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement in the ordinary course of business consistent with past practice, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule);

(x) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that any Company Group Member is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Company Group Member;

(xi) adopt, amend or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xii) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xiii) (A) amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xiv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, or enter into a contract or agreement that if entered into prior to the date of this Agreement would be a Material Contract, in each case in a manner that is adverse to any Company Group Member, except in the ordinary course of business, other than the termination of any agreement with any affiliate of the Company;

(xv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with the Company Financial Advisors in a manner adverse to the Company or that would increase, add or supplement any Company Transaction Expenses or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Company Transaction Expenses;

(xvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms or in accordance with this Agreement) any transaction with any affiliate of the Company (other than (x) transactions by and among the Company and the Company Subsidiaries, (y) compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice and (z) the termination of any Affiliate Agreement in accordance with Section 7.18);

(xvii) enter into any contract, agreement or arrangement that obligates any Company Group Member to develop any Intellectual Property related to the business of any Company Group Member or the Products, other than where the results of the Company’s or any Company Subsidiary’s performance would be Company-Owned IP;

(xviii) (A) intentionally permit any registered Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every of registered Company-Owned IP or (B) disclose any trade secrets of any Company Group Member other than in the ordinary course of business consistent with past practice pursuant to a non-disclosure agreement protecting the use and confidentiality thereof; or

(xix) waive, release, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) in excess of $1,000,000 (individually or in the aggregate) or that otherwise impose non-monetary obligations that are material to the business or operations of any Company Group Member;

(xx) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Group Member (other than the Mergers);

(xxi) terminate without replacement or amend in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company Subsidiaries; or

(xxii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require any Company Group Member to obtain consent from Apex to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Apex, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing Date. Prior to the Closing Date, each of Apex and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02 Conduct of Business by Apex and Merger Subs Pending the Mergers.

(a) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), except as set forth on Section 6.02 of the Apex Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Apex agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Apex and Merger Subs shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Apex nor Merger Subs shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change the Apex Organizational Documents (except as contemplated by the Apex Proposals) or the Merger Subs Organizational Documents or form any subsidiary of Apex other than Merger Subs;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Apex Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Apex Common Stock or Apex Warrants except for redemptions from the Trust Fund;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Apex or Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Apex or Merger Subs, except (A) in connection with a Working Capital Loan to finance Apex Transaction Expenses, (B) the issuance of shares of Apex Common Stock pursuant to the Subscription Agreements solely in accordance with Subscription Agreements as of the date hereof or as amended in accordance with Section 7.10(c), or (C) pursuant to the exercise of Apex Warrants, or (D) pursuant to the conversion of Apex Sponsor Common Stock;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Apex, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except Working Capital Loans in an aggregate amount not to exceed $1,000,000;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) (A) amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Apex or either Merger Sub;

(x) amend the Trust Agreement or any other agreement related to the Trust Account;

(xi) amend, modify or waive any of the terms or rights set forth in any Apex Warrant or the Apex Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(xii) amend the Subscription Agreements, except as permitted in accordance with Section 7.10(c);

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with the Apex IPO Financial Advisors in a manner adverse to Apex or that would increase, add or supplement any Apex Transaction Expenses or Apex IPO Underwriting Fees or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Apex Transaction Expenses or Apex IPO Underwriting Fees other than any services providers engaged by Apex for printing, mailing and solicitation services with respect to the Proxy Statement and the Registration Statement; or

(xiv) except the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements and any Working Capital Loan enter into, renew or amend any contract with an affiliate of the Sponsor or any Apex Initial Stockholder; or enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Apex to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Apex prior to the Closing Date. Prior to the Closing Date, each of Apex and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. The Company acknowledges that Apex is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus of Apex dated September 16, 2019 (the “Prospectus”) available at www.sec.gov, substantially all of Apex assets consist of the cash proceeds of Apex’s initial public offering and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Apex, certain of its public stockholders and the underwriters of Apex’s initial public offering. The Company acknowledges that it has been advised by Apex that, except with respect to interest earned on the funds held in the Trust Account that may be released to Apex to pay its franchise tax, income tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Apex completes the transactions which constitute a Business Combination, then to those persons and in such amounts as described in the Prospectus; (ii) if Apex fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Apex in limited amounts to permit Apex to pay the costs and expenses of its liquidation and dissolution, and then to Apex’s public stockholders; and (iii) if Apex holds a stockholder vote to amend the Apex Organizational Documents to modify the substance or timing of the obligation to redeem 100% of Apex Class A Common Stock if Apex fails to complete a Business Combination within the allotted time period, then for the redemption of any Apex Class A Common Stock properly tendered in connection with such vote. For and in consideration of Apex entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account or any distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Apex; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Apex for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Apex to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights) to the Company Stockholders in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Apex’s ability to fulfil its obligation to effectuate the Redemption Rights, or for Fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Apex’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Article VII.
ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and Apex’s receipt of the Annual Financial Statements and the Interim Financial Statements, subject to the terms of this Section 7.01, Apex (with the assistance and cooperation of the Company as reasonably requested by Apex) shall prepare and file with the SEC (i) a joint prospectus/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Apex relating to the meeting of Apex’s stockholders (including any adjournment or postponement thereof, the “Apex Stockholders’ Meeting”) to be held to consider (1) approval of this Agreement and the transactions contemplated by this Agreement, including the Mergers, (2) approval of the issuance of Apex Common Stock in connection with the Private Placements pursuant to the Subscription Agreements and Apex Common Stock as contemplated by this Agreement, in accordance with the DGCL, the Apex Organizational Documents and the rules and regulations of the Nasdaq Capital Market, (3) the approval and adoption of the Amended and Restated Apex Certificate of Incorporation, (4) the approval and adoption of an equity incentive plan (the “Apex Equity Incentive Plan”), in form and substance reasonably acceptable to Apex and the Company that provides for grant of awards to employees and other service providers of Apex and its subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Apex Class A Common Stock with a total pool of awards of Apex Class A Common Stock not exceeding (A) twelve percent (12%) of the aggregate number of the sum of (x) shares of Apex Common Stock outstanding at the Closing and (y) securities convertible into Apex Common Stock, plus (B) an amount equal to the product (rounded down to the nearest whole number) of (I) the number of shares of Company Common Stock subject to the PRC Options immediately prior to the Effective Time and (II) the Exchange Ratio, with an annual “evergreen” increase of not more than five percent (5%) of the shares of Apex Common Stock outstanding as of the day prior to such increase, (5) the approval and adoption of an employee stock purchase plan, in form and substance reasonably acceptable to Apex and the Company, that provides for grant of purchase rights with respect to Apex Class A Common Stock to employees of Apex and its subsidiaries with a total pool of shares of Apex Class A Common Stock not exceeding one and one half percent (1.5%) of the aggregate number of the sum of (x) shares of Apex Common Stock outstanding at the Closing and (y) securities convertible into Apex Common Stock, with an annual “evergreen” increase of one percent 1% of the shares of Apex Common Stock outstanding as of the day prior to such increase (the proposals in clauses (4) and (5), the “Equity Proposals”), (6) the appointment, and designation of classes, of the members of the Apex Board as set forth on Exhibit K and (7) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Apex Proposals”); and (ii) a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Apex Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, including the Contingent Consideration. Apex and the Company shall each pay one half of all registration and filing fees and printing and mailing costs due in connection with the Registration Statement. Notwithstanding the foregoing, the Equity Proposals are subject to approval by each of the Company Board and the Apex Board (the “Board Approvals”) following the receipt of a report from a compensation consulting firm of national reputation (the “Compensation Report”) and prior to the filing of the Proxy Statement. As promptly as practicable following the date hereof, and in any event within ten Business Days, the Company shall deliver to Apex the Compensation Report. In the absence of obtaining the Board Approvals for the Equity Proposals as set forth herein, the Company and Apex shall discuss reasonable modifications to the Equity Proposals to obtain such Board Approvals.

(b) Each of Apex and the Company shall furnish all information concerning such party as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Apex and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to, and resolve all comments received from, the SEC concerning the Proxy Statement or the Registration Statement, (iii) to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Apex shall use commercially reasonable efforts to take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Apex Common Stock to the stockholders of the Company pursuant to this Agreement. As promptly as practicable following the clearance of the Proxy Statement by the SEC, Apex shall mail the Proxy Statement to its stockholders.

(c) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Apex or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Apex and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Apex Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Apex and the Company shall cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(d) Apex represents that the information supplied by Apex for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Apex, (iii) the time of the Apex Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Apex or Merger Subs, or their respective officers or directors, should be discovered by Apex which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Apex shall promptly inform the Company. All documents that Apex is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Apex, (iii) the time of Apex Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to any Company Group Member, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Apex. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02 Apex Stockholders’ Meeting; and First Merger Sub Stockholder’s Approval.

(a) Apex shall call and hold the Apex Stockholders’ Meeting as promptly as practicable following the effectiveness of the registration of the Proxy Statement by the SEC for the purpose of voting solely upon the Apex Proposals, and Apex shall use its reasonable best efforts to hold the Apex Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided, that Apex may postpone or adjourn the Apex Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Apex Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Apex Proposals or otherwise take actions consistent with Apex’s obligations pursuant to Section 7.10 of this Agreement. Apex shall use its reasonable best efforts to obtain the approval of the Apex Proposals at the Apex Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Apex Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Apex Board shall recommend to its stockholders that they approve the Apex Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, Apex shall approve and adopt this Agreement and approve the First Merger and the other transactions contemplated by this Agreement, as the sole stockholder of First Merger Sub.

Section 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall (a) distribute the Registration Statement to the Company Stockholders, accompanied by any such additional disclosure to the Company Stockholders as the Company and its outside counsel determine is necessary or appropriate and seek the irrevocable written consent, in form and substance reasonably acceptable to Apex, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within 48 hours after the Registration Statement becomes effective and deliver a copy of the Written Consent to Apex and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock and Company Preferred Stock for the purpose of voting solely upon the adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Mergers, and shall take all other action necessary or advisable to secure the Company Stockholder Approval. Within ten Business Days of the of the receipt of the Written Consent, the Company shall prepare and deliver a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent in accordance with Section 228 of the DGCL. Within ten Business Days of the earlier of the receipt of the Written Consent or the Company Stockholder Approval, the Company shall notify the Company Stockholders of their appraisal and dissenter rights pursuant to the DGCL. All materials sent to the Company Stockholders in accordance with this Section 7.03 shall be subject to Apex’s advance review and reasonable approval, and such materials shall be provided by the Company to Apex at least five Business Days prior to the effectiveness of the Registration Statement for Apex’s advance review and reasonable approval.

Section 7.04 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Apex shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment. Notwithstanding the foregoing, neither the Company nor Apex shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, between Apex and the Company, dated as of September 1, 2020 and the confidentiality agreement, between Apex and the Company, dated as of October 7, 2020 (collectively, the “Confidentiality Agreements”).

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreements.

Section 7.05 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its controlled affiliates or direct any of its Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Apex, its stockholders or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, initial public offering, sale of ownership interests or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions or (ii) any purchase of shares of Apex Common Stock in any Private Placement (a “Company Business Combination Proposal”) other than with Apex, its stockholders and their respective affiliates and Representatives or the PIPE Investors with respect to the Private Placement. In addition, the Company shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Company Business Combination Proposal.

(b) During the Interim Period, Apex shall not, nor shall Apex permit any of its controlled affiliates or direct any of its Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders or any of their affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Apex, recapitalization or similar business combination transaction or any other Business Combination, in each case, other than (i) the Transactions or (ii) any purchase of shares of Apex Common Stock in any Private Placement (an “Apex Business Combination Proposal”). In addition, Apex shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Apex Business Combination Proposal.

Section 7.06 Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive plan and a tax-qualified employee stock purchase plan under Section 423 of the Code that will allow the parties to effectuate the actions set forth in Section 7.01(a). The parties shall cooperate to effectuate the assumption of certain Company Options in accordance with Section 3.01(a)(vi), and to ensure that the terms and conditions of the assumed Company Options will be governed by the applicable Company Option Plans and award agreements, except for any changes that are necessary to effectuate the transactions contemplated by this Agreement.

(b) The Company shall cause all notices to be timely provided to each optionee under the Company Option Plans as required by the Company Option Plans.

(c) For a period of not less than one year following the Closing, Apex shall, or shall cause the Surviving Entity and each of its subsidiaries, as applicable, to provide the employees of the Company and any Company Subsidiary who remain employed by Apex, the Surviving Entity or any Company Subsidiary immediately after the Effective Time (the “Continuing Employees”), for all purposes under the employee benefit plans of Apex, the Surviving Entity and each Company Subsidiary providing benefits to Continuing Employees after the Closing, credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs, nonqualified deferred compensation arrangements, equity or equity-related compensation) for service accrued or deemed accrued prior to the Effective Time with any Company Group Member; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Apex shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Apex, the Surviving Entity and each Company Subsidiary will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Apex, the Surviving Entity and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07 Adoption of Equity Plan and ESPP. Prior to the effectiveness of the Proxy Statement and Registration Statement, Apex will adopt a customary equity incentive plan and customary employee stock purchase plan, each of which is reasonably acceptable to the Company, in accordance with Section 7.01(a).

Section 7.08 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, Apex agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and Apex against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Apex would have been permitted under applicable Law, the Company Group Organizational Documents or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Apex further agrees that with respect to the provisions of the Company Group Organizational Documents relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any Company Group Member, unless such modification shall be required by applicable Law.

(b) Prior to the Effective Time, Apex shall purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s, Apex’s and Merger Subs’ directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company, Apex and Merger Subs, as applicable.

(c) On the Closing Date, Apex shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Apex with the post-Closing directors and officers of Apex, which indemnification agreements shall continue to be effective following the Closing.

Section 7.09 Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to Apex, and Apex shall give prompt notice to the Company, of (a) any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail, (b) any notice or other communication from any person alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement, except any consent the failure of which to obtain would not reasonably be expected to be material to the Company Group, taken as a whole, or (c) any Actions that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.09 or Section 5.09.

Section 7.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, during the Interim Period, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreements, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreements, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, Apex shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, and the Company shall cooperate with Apex in such efforts. Apex acknowledges and agrees that the Company shall be entitled to specifically enforce the obligations of the PIPE Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such PIPE Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth in each such Subscription Agreement. Apex shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Apex, increase, decrease or otherwise modify any PIPE Commitment or the subscription amount under any Subscription Agreement or reduce or impair the rights of Apex under any Subscription Agreement, permit or consent to any amendment, supplement or modification to any Subscription Agreement, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Apex Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Apex shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on or prior to the Closing on the terms described therein, including using its reasonable best efforts to satisfy on a timely basis all conditions and covenants applicable to Apex in the Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of Apex under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Apex the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

(d) Without limiting the generality of Section 7.10(c), Apex shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby) entered into by Apex that Apex was permitted to make without the prior written consent of the Company in accordance with Section 7.10(c), (ii) to the knowledge of Apex, of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if, to the knowledge of Apex, any portion of the PIPE Commitment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement.

(e) The Company shall give Apex prompt written notice: (i) to the knowledge of the Company, of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; and (ii) if, to the knowledge of the Company, any portion of the PIPE Commitment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement.

Section 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Apex and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq Capital Market, each of Apex and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Apex or the Company or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

Section 7.12 Stock Exchange Listing. Apex will use its reasonable best efforts to cause the shares of Apex Common Stock issuable upon conversion of the Aggregate Stock Consideration to be approved for listing on Nasdaq Capital Market at Closing subject to notice of issuance. Apex and the Company shall each pay one half of all filing fees and out-of-pocket expenses due in connection with any such listing in connection with the Transactions (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). During the Interim Period, Apex shall use its reasonable best efforts to keep the Apex Common Stock and Apex Warrants listed for trading on Nasdaq Capital Market.

Section 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten Business Days after the date of this Agreement, the Company and Apex each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. Apex and the Company shall each pay one half of all administrative filing fees and out-of-pocket expenses due in connection with any such required filing (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Apex and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Laws, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) timely keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, submissions, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority, permitting the other party to view in advance, considering and in good faith incorporating the other party’s reasonable comments; provided, that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 Trust Account. As of the Effective Time, the obligations of Apex to dissolve or liquidate within a specified time period as contained in the Apex Certificate of Incorporation will be terminated and Apex shall have no obligation whatsoever to dissolve and liquidate the assets of Apex by reason of the consummation of the Mergers or otherwise, and no stockholder of Apex shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Apex shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Apex to pay as and when due all amounts payable to Apex Public Stockholders pursuant to the Redemption Rights, and with respect to all remaining amounts then available in the Trust Account to Apex to be used in accordance with this Agreement and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15 Tax Matters.

(a) After the Closing, each of Apex, Merger Subs, the Company and their respective affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a), on or with the U.S. federal income Tax Returns of the Company and Apex for the taxable year that includes the Mergers), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b) Each of Apex, Merger Subs, and the Company and their respective affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Mergers to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax-Free Treatment; and (iii) in the event either Apex or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires a tax opinion regarding the Intended Tax-Free Treatment, each party shall execute and delivery customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely. Notwithstanding anything in this Agreement to the contrary, no party shall be required to undertake any of the following in order to cause the Mergers to qualify for the Intended Tax-Free Treatment: (x) modify the Per Share Amount; or (y) surrender, undermine or alter any of its other economic or legal rights pursuant to this Agreement to an extent that materially and adversely affects the benefits intended to be conferred upon Apex and its shareholders, the Apex Initial Stockholders, or any affiliates thereof (as contemplated by this Agreement prior to giving effect to any surrendering, undermining or alteration of such rights).

(c) For U.S. federal income Tax purposes, each of Apex, the Company and their respective affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Mergers within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d) For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreements; (ii) is aware of the Tax consequences of the Transactions; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement (including pursuant to Section 7.15(a)), is not relying upon any representation or warranty from any party in determining the Tax treatment of the Transactions.

Section 7.16 Directors. Apex and the Company shall take all necessary action so that immediately after the Effective Time, the board of directors of Apex is comprised of the individuals designated on Exhibit K. Apex shall enter into the Board Observer Agreement at or prior to the Closing.

Section 7.17 Audited Financial Statements.

(a) The Company shall use reasonable best efforts to deliver to Apex, as soon as reasonably practicable following the date hereof, but in no event later than December 28, 2020, (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and Company Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon, which comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act as required to be included in the Proxy Statement (the “Updated Annual Financial Statements”); provided, that upon delivery of such Updated Annual Financial Statements, such financial statements shall be deemed “Annual Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.07 shall be deemed to apply to such Updated Annual Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) The Company shall use reasonable best efforts to deliver to Apex on or before December 28, 2020, the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and Company Subsidiaries as of and for the nine-month period ending September 30, 2020 (the “Updated Audited Interim Financial Statements”), which comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act as required to be included in the Proxy Statement; provided, that upon delivery of such Updated Audited Interim Financial Statements, the representations and warranties set forth in Section 4.07 shall be deemed to apply to the Updated Audited Interim Financial Statements in the same manner as the Interim Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) If the Effective Time has not occurred prior to February 28, 2021, and this Agreement has not been earlier terminated pursuant to Section 9.01, the Company shall use reasonable best efforts to deliver to Apex on or before February 28, 2021, the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of the Company and Company Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act; provided, that upon delivery of such 2020 Audited Financial Statements, the representation and warranties set forth in Section 4.07 shall be deemed to apply to the 2020 Audited Financial Statements in the same manner as the Annual Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 7.18 Affiliate Agreements. All agreements set forth on Section 4.23 of the Company Disclosure Schedule (each an “Affiliate Agreement”) shall be terminated or settled at or prior to the Closing without further liability to Apex, Merger Subs, the Company or Company Subsidiaries, in each case, except as otherwise set forth on Section 7.18 of the Company Disclosure Schedule.

Section 7.19 280G Approval. To the extent that the execution of this Agreement and the consummation of the transactions contemplated hereby may entitle any “disqualified individual” of the Company Group to a “parachute payment” (as such terms are defined in Section 280G of the Code), then, prior to the Closing, the Company shall submit to its stockholders, for approval (in a manner and with a disclosure document reasonably satisfactory to Apex) by a vote of such stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “Requisite 280G Vote”), any such payments or other benefits payable to any person who has provided the waiver described in the succeeding sentence that may, separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder), such that, if the Requisite 280G Vote is received approving such payments and benefits, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such Requisite 280G Vote (if any), the Company shall obtain, from each person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver (in form and substance reasonably satisfactory to Apex) pursuant to which such person agrees to waive any and all right or entitlement to receive or retain any such payment, to the extent (i) the value thereof equals or exceeds three times such person’s base amount determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder and (ii) such payments are not approved pursuant to the Requisite 280G Vote.

Section 7.20 Trust Account Proceeds and Related Available Equity. If, after the Apex Stockholders’ Meeting the Available Apex Cash is less than the Minimum Cash Amount, then, at or prior to the Closing, Apex shall, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to purchase or sell to any other person additional shares of Apex Common Stock (a) that have the same rights, privileges and preferences as the shares of Apex Common Stock to be issued to the stockholders of the Company pursuant to the terms of this Agreement (with no additional securities or economic inducements, except or as otherwise expressly consented to by the Company in advance of such issuance) and (b) at a price per share not less than $10.00 (such additional shares, the “Additional Equity Amount”) up to the Minimum Cash Amount.

Section 7.21 Employment Agreements. Apex shall use commercially reasonable efforts to enter into employment agreements with the executives of the Company set forth on Schedule E as promptly as practicable, and in any event within seven Business Days following the delivery of the Compensation Report to Apex.

Article VIII.
CONDITIONS TO THE MERGERs

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Apex and Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Apex Stockholders’ Approval. The Apex Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Apex in accordance with the Proxy Statement, the DGCL, the Apex Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(e) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f) Consents. All consents, approvals and authorizations set forth on Section 8.01(f) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(g) PIPE Closing. The sale and issuance by Apex of Apex Common Stock shall have been consummated in accordance with the terms of the Subscription Agreements.

(h) Apex Net Tangible Assets. Apex shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Apex Organizational Documents.

(i) Stock Exchange Listing. Apex shall have submitted the supplemental listing application to the Nasdaq Capital Market for the shares of Apex Common Stock represented by the Aggregate Stock Consideration and the Contingent Consideration.

Section 8.02 Conditions to the Obligations of Apex and Merger Subs. The obligations of Apex and Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clauses (a) and (b) thereof, which are subject to clause (iii) below), Section 4.04, Section 4.05(a)(i) and (ii), Section 4.19 and Section 4.25 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except, in the case of Section 4.03(c), to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement) (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a) and Section 4.03(b) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Apex, Merger Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Apex a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Apex and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04, Section 5.05(a)(i) and (ii), Section 5.10 and Section 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a), Section 5.03(f) and Section 5.03(g) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Apex, Merger Subs or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Apex Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Apex Material Adverse Effect.

(b) Agreements and Covenants. Apex and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Apex shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Apex, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No Apex Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e) Minimum Cash. The Available Apex Cash shall be no less than the Minimum Cash Amount.

Section 8.04 Frustration of Conditions. None of Apex, Merger Subs or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party to be satisfied, as required by Section 7.10.

Article IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Apex, as follows:

(a) by mutual written consent of Apex and the Company; or

(b) by either Apex or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c) by either Apex or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or

(d) by either Apex or the Company if any of the Apex Proposals shall fail to receive the requisite vote for approval at the Apex Stockholders’ Meeting; or

(e) by Apex if the Company shall have failed to obtain the Company Stockholder Approval within 48 hours after the Registration Statement becomes effective; or

(f) by Apex upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that Apex has not waived such Terminating Company Breach and Apex and Merger Subs are not then in breach of their representations, warranties, covenants or agreements in this Agreement such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company, Apex may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Apex to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Apex or either Merger Sub set forth in this Agreement, or if any representation or warranty of Apex or Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Apex Breach”); provided, that the Company has not waived such Terminating Apex Breach and the Company is not then in breach of its representations, warranties, covenants or agreements in this Agreement such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied; provided, however, that, if such Terminating Apex Breach is curable by Apex and Merger Subs, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Apex and Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Apex.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 7.04(b), this Section 9.02, Section 9.03, Article X (collectively, the “Surviving Provisions”), and any corresponding definitions set forth in Article I and any other Section or Article of this Agreement referenced in such Surviving Provisions or (b) with respect to Fraud or a willful material breach of this Agreement by a party hereto prior to such termination. The Surviving Provisions and the Confidentiality Agreements shall in each case survive any termination of this Agreement.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated. For avoidance of doubt, the filing and registration fees and mailing and printing costs contemplated by Section 7.01, the listing fees contemplated by Section 7.12 and the filing fees and expenses contemplated by Section 7.13 shall be paid one half by each of the parties hereto; provided, that each party further acknowledges that such party shall be responsible for the fees and expenses payable by such party to its respective Representatives with respect to such matters. On the Closing Date, Apex shall pay any unpaid Company Transaction Expenses and Apex Transaction Expenses; provided, that any Ineligible Apex IPO Underwriting Fees shall be paid by Sponsor, and not at the expense of Apex or any of its subsidiaries.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (i) Apex may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Apex or either Merger Sub, (b) waive any inaccuracy in the representations and warranties of Apex or Merger Subs contained herein or in any document delivered by Apex or either Merger Sub pursuant hereto and (c) waive compliance with any agreement of Apex or either Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.
GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, except, in each case, if an undelivered message is received by the sender; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Apex or either Merger Sub:

Apex Technology Acquisition Corp.

533 Airport Blvd., Suite 400

Burlingame, California 94010

Attention:	Steve Fletcher
Email:	########

with a copy to (which will not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:	Josh M. Dubofsky; Brian Paulson; Saad Khanani
Email:	########

if to the Company:

AvePoint, Inc.

901 East Byrd Street

Suite 900

Richmond, VA 23219

Attention:	General Counsel
Email:	########

with a copy to (which will not constitute notice):

Cooley LLP
55 Hudson Yards
New York, NY 10001

Attention:	Mike Lincoln, John McKenna, David I. Silverman
Email:	########

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreements. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance.

(a)  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such Action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware.

(b) The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

Section 10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful and material breach or actual and intentional common law fraud under the laws of the State of Delaware (“Fraud”) against the person who committed such willful and material breach or Fraud, and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 10.12 Conflicts and Privilege.

(a) Apex and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation and the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Apex or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation and the Surviving Entity) (collectively, the “Apex Group”), on the one hand, and (ii) the Surviving Corporation, the Surviving Entity or any member of the AvePoint Group, on the other hand, any legal counsel, including Lathan & Watkins LLP (“Latham”), that represented Apex or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Apex Group, in such dispute even though the interests of such persons may be directly adverse to Apex, the Surviving Corporation or the Surviving Entity, and even though such counsel may have represented Apex in a matter substantially related to such dispute, or may be handling ongoing matters for Apex, the Surviving Corporation, the Surviving Entity or the Sponsor. Apex and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation and the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Apex, the Sponsor or any other member of the Apex Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Apex Group after the Closing, and shall not pass to or be claimed or controlled by Apex following the Closing, the Surviving Corporation or the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Apex or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation and the Surviving Entity, and not the Apex Group.

(b) Apex and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation and the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation and the Surviving Entity) (collectively, the “AvePoint Group”), on the one hand, and (y) the Surviving Corporation, the Surviving Entity or any member of the Apex Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the AvePoint Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Corporation or the Surviving Entity, and even though such counsel may have represented Apex or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or the Surviving Entity, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company or any member of the AvePoint Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the AvePoint Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation or the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by Apex prior to the Closing with the Company under a common interest agreement shall be and remain the privileged communications or information of the Apex Group, and not Apex.

[Signature Page Follows.]

IN WITNESS WHEREOF, Apex, Merger Subs, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

APEX TECHNOLOGY ACQUISITION CORP.

By	/s/ Jeff Epstein
Name:	Jeff Epstein
Title:	Co-Chief Executive Officer, Chief Financial Officer and Secretary

ATHENA TECHNOLOGY MERGER SUB, INC.

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

ATHENA TECHNOLOGY MERGER SUB 2, LLC

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

AVEPOINT, INC.

By	/s/ Brian Brown
Name:	Brian Brown
Title:	Chief Legal Counsel and Chief Operating Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]